Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

by and between

HESS CORPORATION

and

SPEEDWAY LLC

Dated as of May 21, 2014

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EXHIBITS

Exhibit A	Form of Contribution/Assignment and Assumption Agreement
Exhibit B	Form of Toy Truck Services Agreement
Exhibit C	Calculation of Net Working Capital
Exhibit D	Form of Trademark License Agreements
Exhibit E	Form of Transition Services Agreement
Exhibit F	Principal Terms of Lease and Buy-Out Agreement
Exhibit G	Form of Assignment of Acquired Company Interest

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into and effective as of the 21st day of May, 2014, by and between Hess Corporation, a Delaware corporation (“Seller”), and Speedway LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller, through certain assets held by it and certain of its Subsidiaries, is engaged in the Business and, in accordance with the terms hereof, intends to transfer such assets to Hess Retail Holdings LLC, a Delaware limited liability company (the “Acquired Company”), and to entities that are, or immediately prior to the Closing will become, Subsidiaries of the Acquired Company; and

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Business by assigning and transferring certain assets to one or more of the Acquired Entities and selling all of the Equity Interests in the Acquired Company (the “Acquired Company Interest”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Marathon Petroleum Corporation (“Parent”) has concurrently delivered a duly executed guarantee (the “Guarantee”) in favor of Seller pursuant to which Parent is guaranteeing the payment and certain other obligations of Buyer under this Agreement, as specified and subject to the terms and conditions in the Guarantee.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Acquired Assets” means all of the Assets of Seller and its Subsidiaries that are exclusively used or exclusively held for use in connection with the Business (excluding Excluded Assets), including the following:

(a)	all Assigned Contracts, including the Business CBAs;

(b)	all Inventory;

(c)	all Business Permits held by the Acquired Entities and any Seller Business Permits to the extent the transfer of such Permit to the Acquired Entities in connection with the transactions contemplated by this Agreement is permissible under applicable Law;

(d)	all Business Real Property;

(e)	all equipment, fixtures, furniture, furnishings, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property;

(f)	all Business IT Assets;

(g)	(i) such portion of the books and records of Seller and its Subsidiaries (or copies thereof) to the extent they relate to the Business or the Acquired Assets, including lists of customers and suppliers of the Business and corporate records relating thereto, (ii) to the extent permitted by applicable Law, copies of any personnel records of Seller and its Subsidiaries to the extent pertaining exclusively to the Transferred Employees, and (iii) such portions of any file to the extent relating to any Action the liability with respect to which is included in Assumed Liabilities, in each case excluding any Tax Returns or other information, documents or materials relating to Taxes, the Retained Liabilities or Excluded Assets;

(h)	all Business Intellectual Property;

(i)	all advertising materials and all other printed or written materials;

(j)	all Actions, demands, choses in action, rights to refund, rights of recovery and rights of set-off of any kind to the extent related to the Business, any Acquired Assets or any Assumed Liability;

(k)	all receivables, credits, prepaid expenses, deferred charges, advance payments, security deposits, advanced or deferred revenue payments from vendors, prepaid items and duties to the extent related to any Acquired Asset or Assumed Liability;

(l)	subject to the last sentence of Section 2.1, the Equity Interests of the Acquired Entities (other than the Acquired Company Interest);

(m)	all WilcoHess Plans;

(n)	all WilcoHess Policies and rights thereunder;

(o)	all petty cash located on the Business Real Property as of the Closing Date and all cash and cash equivalents held in any bank account of any Acquired Entity as of the Closing Date;

(p)	the Shipper Line Space; and

(q)	the Assets set forth on Section 1.1(AA) of the Seller Disclosure Schedule.

“Acquired Company” shall have the meaning set forth in the Recitals.

“Acquired Company Interest” shall have the meaning set forth in the Recitals.

“Acquired Entities” means all of the entities set forth on Section 1.1(AE) of the Seller Disclosure Schedule.

“Action” means any action, claim, complaint, investigation, mediation, proceeding, petition, suit or arbitration, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Adjustment Threshold” means $5,000,000.

“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.

“Ancillary Agreements” means the Transition Services Agreement, the Trademark License Agreements, the Contribution/Assignment and Assumption Agreements, the Toy Truck Services Agreement, the Lease and Buy-Out Agreement and any other agreement that is entered into by the parties pursuant to this Agreement with respect to any Acquired Asset or in connection with the transactions contemplated hereby.

“Appraisals” shall have the meaning set forth in Section 3.10(d).

“Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located, including the following: (a) all rights existing under all Contracts; (b) the leasehold interest in all leased real properties and all leasehold improvements and all leased machinery, equipment, fixtures, trade fixtures and furniture; (c) all office supplies, production supplies, computer hardware, spare parts, other miscellaneous supplies and other tangible property of any kind; (d) all inventories of materials, raw materials, supplies and consumables, packaging material and other inventories; (e) all Intellectual Property; (f) all IT Assets; (g) all claims, causes of action, rights of recovery and rights of set-off of any kind; (h) all books, ledgers, files and business records of every kind (other than Tax records); (i) all advertising materials and all other printed or written materials; (j) all goodwill as a going concern; and (k) all Permits relating to the ownership, possession or operation of the Assets.

“Assigned Contract” means any Contract (other than any Contract that constitutes an IT Asset, any Shared Contract, and any Contract that is an Excluded Asset) to which Seller is a party or to which any of the Acquired Assets or Acquired Entity is subject, in each case that relates exclusively to or is used exclusively in connection with the Business.

“Assumed Liabilities” means any and all liabilities (other than Retained Liabilities), whether arising before, on or after the Closing Date, of Seller or any of its Affiliates, Subsidiaries or divisions, or any of their respective predecessor companies or businesses, to the extent relating to, resulting from or arising out of (i) the present, past or future operation or conduct of the Business (as conducted presently or at any time prior to the date hereof, including any discontinued sites, operations or products) or (ii) the present, past or future ownership or use of any of the Acquired Assets, including, to the extent consistent with the foregoing, the following:

(a)	all liabilities relating to, arising out of or resulting from the operation or conduct of the Business (including the ownership or use of the Acquired Assets and any Actions which relate to, arise out of or result from the operation or conduct of the Business or the Acquired Assets), whether arising before, on or after the Closing Date;

(b)	all liabilities to customers or suppliers, as the case may be, for materials, supplies, goods, services and equipment relating to the Business, whether arising prior to, on or after the Closing;

(c)	all liabilities arising prior to, on or after the Closing under or relating to any Assigned Contracts;

(d)	all liabilities arising before, on or after the Closing under or relating to any Business Intellectual Property, including the use thereof;

(e)	all liabilities assumed by, retained by or agreed to be performed by Buyer or any of its Subsidiaries and Affiliates pursuant to the terms of this Agreement (including pursuant to Section 5.2) or any Ancillary Agreement;

(f)	all liabilities for any Taxes described in Section 5.17(a)(ii);

(g)	all liabilities relating to any environmental, health or safety matters, or any Hazardous Materials, or arising under any Environmental Laws, whether arising prior to, on or after the Closing, other than the Retained MTBE Liabilities;

(h)	all liabilities as reflected on the Balance Sheet (subject to any increases, or decreases thereof as may occur prior to the Closing Date and not in violation of Section 5.1) as they exist on the Closing Date;

(i)	all liabilities related to the WilcoHess Plans;

(j)	all liabilities related to the Transferred Employees; and

(k)	all liabilities set forth on Section 1.1(AL) of the Seller Disclosure Schedule.

“Audit” shall have the meaning set forth in Section 5.17(d)(i).

“Balance Sheet” means the most recent consolidated balance sheet of Seller’s retail gasoline operations (which includes WilcoHess) included in the Financial Statements.

“Balance Sheet Date” means March 31, 2014.

“Bankruptcy and Equity Principles” shall have the meaning set forth in Section 3.2.

“Base Price” means $2,600,000,000.

“Business” means the business as conducted by Seller and certain of its Subsidiaries through certain Assets held by Seller and/or such Subsidiaries (including, for the avoidance of doubt, the business and Assets of WilcoHess) of owning and operating convenience stores and travel plazas and supplying fuel and licensing trademarks to independent retail operators, including the sale of refined petroleum products and convenience store offerings, such as fresh food, immediate consumption food and beverage products, tobacco products and alcoholic beverages and the operation of franchised quick service restaurants in New York, New Jersey, Pennsylvania, Maryland, District of Columbia, Florida, Massachusetts, North Carolina, South Carolina, Alabama, Connecticut, Delaware, Georgia, New Hampshire, Rhode Island, Tennessee and Virginia.

“Business CBA” shall have the meaning set forth in Section 3.14.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Business Employees” means (a) each employee of the Seller or its Affiliates who primarily devotes his or her business time to the Business and (b) each Inactive Employee; provided that “Business Employees will not include (i) any WilcoHess Employee or (ii) any of the individuals listed on Section 1.1(BE) of the Seller Disclosure Schedule.

“Business IT Assets” means the IT Assets owned or licensed from third parties by Seller or any of its Subsidiaries that are exclusively used or exclusively held for use in connection with the Business.

“Business Intellectual Property” means the Intellectual Property owned or licensed from third parties, in each case, by Seller (solely with respect to the Business) or any Acquired Entity that is exclusively used or exclusively held for use in connection with the Business as of the date of this Agreement.

“Business Permits” means all Permits that are required under applicable Law to permit the Acquired Entities to own and operate the Business and the Acquired Assets in each applicable jurisdiction (without giving effect to the Sale) as owned and operated by Seller and its Subsidiaries as of the date of this Agreement.

“Business Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Controlled Action” shall have the meaning set forth in Section 5.20(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 5.2(f).

“Buyer 401(k) Plan Beneficiaries” shall have the meaning set forth in Section 5.2(f).

“Casualty Event” shall have the meaning set forth in Section 2.5(a).

“Casualty Loss Adjustment Amount” means any Casualty Loss Amount reduced from the Base Price pursuant to Section 2.5.

“Casualty Loss Amount” means, with respect to a Casualty Event, the estimated cost to repair or restore the Damaged Retail Site in accordance with Section 2.5(e), as determined pursuant to Section 2.5(c).

“Casualty Event Notice” shall have the meaning set forth in Section 2.5(a).

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Net Working Capital” shall have the meaning set forth in Section 2.4(b).

“COBRA” shall have the meaning set forth in Section 5.2(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement between Seller and Parent, dated as of January 26, 2014.

“Contract” means any written contract, agreement, commitment, franchise, indenture, lease, purchase order or license.

“Contribution/Assignment and Assumption Agreements” means those certain contribution/assignment and assumption agreements by and between Seller (and any of its Affiliates necessary for conveyance of the Acquired Assets pursuant to Section 5.6) and any of the Acquired Entities, dated as of a date no later than the Business Day prior to the Closing Date, providing for and effecting the transactions contemplated by Section 5.6, substantially in the form of Exhibit A hereto.

“Copyrights” means all copyrights (including all registrations and applications to register the same, and all unregistered copyrights).

“Corporate Policies” shall have the meaning set forth in Section 5.13.

“Covered Parties” shall have the meaning set forth in Section 5.18.

“Credit Assurance” shall have the meaning set forth in Section 5.6(a).

“Critical Material Contracts” shall mean those Material Contracts set forth on Section 1.1(CMC) of the Seller Disclosure Schedule

“Damaged Retail Site” shall have the meaning set forth in Section 2.5(a).

“Disagreement Notice” shall have the meaning set forth in Section 2.4(c).

“Disclosing Party” shall have the meaning set forth in Section 5.4(d).

“Dispute” shall have the meaning set forth in Section 9.3.

“Dispute Notice” shall have the meaning set forth in Section 9.3(a).

“Early Buy-Out Properties” shall have the meaning set forth in Section 2.6(a).

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Encumbrance” means any lien, license, encumbrance, encroachment, servitude, burden, charge, security interest, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title. For the avoidance of doubt, “Encumbrance” shall not be deemed to include any license (including any sublicense) of Intellectual Property or IT Assets.

“Environmental Law” means any Law promulgated prior to the Closing Date relating to pollution or protection of the environment (including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Material), as such of the foregoing are promulgated and in effect on the Closing Date.

“Environmental Permits” means all Permits required to be obtained pursuant to Environmental Laws for the operation of the Business as currently conducted, including applications for renewal of such Permits where the application allows for continued operation under the terms of the environmental Permit or the expired Permit.

“Equity Interests” means: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing, in any such case, whether owned or held beneficially, of record or legally.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.4(a)(i).

“Excluded Assets” means all of the Assets of Seller and its Subsidiaries and Affiliates other than the Acquired Assets, the Acquired Company Interest and the Equity Interests in the other Acquired Entities. For the avoidance of doubt, the Excluded Assets include, to the extent consistent with the foregoing, the following:

(a)	all rights, title and interest in all of the Retained Subsidiaries (excluding Equity Interests in the Acquired Entities, if any);

(b)	all cash on hand, cash in current accounts (including checking and savings accounts and money market accounts), cash in short term deposit or similar accounts, money orders, certified checks, checks and drafts received from third parties and not yet deposited and cleared, and cash equivalents (including negotiable or other readily marketable securities and short term investments or any short-term indebtedness issued or guaranteed by the government of the United States), in each case excluding petty cash located on the Business Real Property as of the Closing Date and cash or cash equivalents held in any bank account of any Acquired Entity as of the Closing Date;

(c)	all Permits (other than any Business Permits, but including any non-transferrable Seller Business Permits);

(d)	fee interest in all owned real properties other than Owned Real Property, including all plants, buildings and other structures and improvements (including construction in progress) located thereon, fixtures contained therein and appurtenances thereto;

(e)	all Tax losses and Tax loss carry forwards or other Tax-related assets, rights to receive refunds of Tax, Tax credits and Tax credit carry forwards with respect to any and all Taxes, including interest thereon, whether or not derived from the Business (including any refund, credit or similar benefits described in Section 5.17(c)(i));

(f)	all Tax Returns of Seller or any of its Affiliates and all books and records (including working papers) related thereto;

(g)	all rights in connection with and assets of Seller Plans;

(h)	all Toy Truck Merchandise and all Assets relating to the Toy Truck Merchandise, including (i) any and all designs, plans, drawings, specifications, proposals, models, works of authorship (whether or not copyrightable) and all other Intellectual Property and associated rights (whether now or hereafter existing) relating thereto in any jurisdiction or used in connection therewith regardless of the form or media that have been authored conceived, developed or otherwise created by or on behalf of Seller or any of its Affiliates (including by or through any employees, consultants or contractors of Seller or any of its Affiliate (and regardless of whether or not pursuant to any agreement)), (ii) all rights and obligations related to the manufacture, supply, distribution, promotion, marketing, offer for sale and sale of any Toy Truck Merchandise, and (iii) all promotion, advertising and other marketing materials and packaging, all related domain names and all content of any web sites or of any books or other publications (in each case, regardless of the form or media and whether now or hereafter existing);

(i)	all Shared Assets;

(j)	all insurance policies and rights thereunder (other than WilcoHess Policies and the rights thereunder);

(k)	all insurance proceeds which Seller or any of its Affiliates has a right to receive unless such proceeds are reflected in the Financial Statements;

(l)	all Intellectual Property other than the Business Intellectual Property, including the Excluded Marks;

(m)	all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any asset that is not a Acquired Asset;

(n)	all IT Assets other than Business IT Assets;

(o)	all books and records not relating exclusively to the Business;

(p)	all accounts, notes or loans payable recorded on the books of Seller or any of its Affiliates for goods or services purchased by the Business from Seller or any of its Affiliates (other than the Acquired Entities), or provided to the Business by Seller or any of its Affiliates (other than the Acquired Entities), or advances (cash or otherwise) or any other extensions of credit to the Business from Seller or any of its Affiliates (other than the Acquired Entities), whether current or non-current, all of which are set forth on Section 1.1(EP) of the Seller Disclosure Schedule;

(q)	all personnel records, other than copies of personnel records pertaining exclusively to the Transferred Employees;

(r)	all Actions, demands, choses in action, rights to refund, rights of recovery and rights of set-off of any kind to the extent related to any Excluded Assets or any Retained Liability;

(s)	all rights of any Seller under this Agreement or any Ancillary Agreement and any documents delivered or received in connection herewith or therewith;

(t)	all Retail Sites purchased by a third party in connection with the sale, prior to the Closing, of any Retail Site to a dealer or franchisee upon such dealer or franchisee’s exercise of its right of first refusal, right of first offer or similar right in connection with the transactions contemplated by this Agreement; and

(u)	all assets set forth on Section 1.1(EA) of the Seller Disclosure Schedule.

“Excluded Businesses” means the businesses of Seller and its Affiliates other than the Business.

“Excluded Marks” shall have the meaning set forth in Section 5.14(a).

“Final Closing Adjustment” shall have the meaning set forth in Section 2.4(j).

“Final Net Working Capital” shall have the meaning set forth in Section 2.4(h).

“Final Purchase Price” shall have the meaning set forth in Section 2.4(j).

“Financial Statements” shall have the meaning set forth in Section 3.7.

“Fundamental Representations” shall have the meaning set forth in Section 6.2(a)(i).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States federal, state, county, city or other political subdivision, government, or any foreign government, or any agency, bureau, board, commission, court, arbitral body or other tribunal of competent jurisdiction.

“Governmental Filings” shall have the meaning set forth in Section 3.4.

“Hazardous Materials” means any substance or waste defined or regulated in any Environmental Law as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant, contaminant or petroleum.

“Hess Group Tax Return” shall have the meaning set forth in Section 5.17(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

“Inactive Employees” means each employee of Seller or any of its Affiliates who is on Leave and immediately prior to Leave primarily devoted his or her time to the Business.

“Income Tax” means any Tax measured by or imposed on net income.

“Indebtedness” means, with respect to any Person, without duplication: (a) indebtedness for borrowed money; (b) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (c) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, as obligor or guarantor; (d) any obligations for deferred and unpaid purchase price of property or services; (e) any reimbursement obligations with respect to letters of credit, banker’s acceptances issued for account of any Acquired Entity or similar credit transaction securing obligations of a third party to the extent of the obligation secured; (f) any liabilities under any interest rate swaps, collars, caps, foreign currency exchange agreement or similar hedging agreement; (g) any off balance sheet financing, including synthetic leases and project financing; (h) any “earn out” or other similar payment obligations of any Acquired Entity or that is included in the Assumed Liabilities and (i) any indebtedness referred to in clauses (a) through (h) of this definition which is either guaranteed by, or secured by a security interest upon any Acquired Entity or the Acquired Assets.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.4(e).

“Initial Purchase Price” shall have the meaning set forth in Section 2.4(a)(ii).

“Intellectual Property” means all Patents, Trademarks, Copyrights and Trade Secrets in any jurisdiction, in each case, to the extent recognized under the Laws of such jurisdiction.

“Inventory” means all inventories of convenience store merchandise (excluding Toy Truck Merchandise) and all inventories of refined petroleum products located on the Business Real Property, in each case as of the Closing Date to the extent exclusively used or held for use in the Business.

“IT Assets” means, with respect to any Person, any and all of such Person’s right to any software, computer systems, databases, data rights, reference and resource materials relating thereto and any associated Contracts to which such Person is a party (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits and telecommunications agreements).

“Knowledge of Seller” means the actual knowledge after reasonable inquiry of the individuals set forth on Section 1.1(KS) of the Seller Disclosure Schedule.

“Law” means any law, statute, code, rule, regulation, order, injunction, ordinance, judgment, decree or other pronouncement or restriction of any Governmental Entity.

“Lease and Buy-Out Agreement” shall have the meaning set forth in Section 2.6(b).

“Leased Real Property” means all real property directly or indirectly leased by Seller or any of its Subsidiaries that is exclusively used or exclusively held for use in the Business (whether or not further subleased).

“Leave” means any type of leave of absence that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or its Affiliates.

“Leveraged Lease Adjustment Amount” shall have the meaning set forth in Section 2.6(a).

“Leveraged Lease Buy-Out Amounts” shall have the meaning set forth in Section 2.6(a).

“Leveraged Lease Property” shall mean any real property subject to a Leveraged Lease.

“Leveraged Leases” means the Real Property Leases set forth on Section 1.1(LL) of the Seller Disclosure Schedule.

“Losses” shall have the meaning set forth in Section 8.2.

“Material Adverse Effect” means any fact, change, effect, condition or event that has, had or would have, individually or in the aggregate, a material adverse effect on the Assumed Liabilities, taken as a whole, or the business, results of operations or financial condition of the Business, taken as a whole, other than any fact, change, effect, condition or event resulting from or arising out of:

(a)	general economic conditions in any of the markets or geographical areas in which the Business operates;

(b)	economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in (i) financial or market conditions, (ii) currency exchange rates or currency fluctuations, (iii) prevailing interest rates or credit markets and (iv) the price of commodities or raw materials used in the Business;

(c)	the industries in which the Business operates;

(d)	national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(e)	changes in Law, GAAP or other applicable accounting standards or interpretations thereof;

(f)	any failure to meet internal projections, public estimates or expectations with respect to the Business (it being understood that the underlying causes of such failure may be taken into consideration in determining whether a Material Adverse Effect has occurred);

(g)	the resignation or termination of any employee in a senior leadership position of the Business, or any strike, lockout, slowdown or work stoppage against any Acquired Entity or the Business;

(h)	the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the Business; or

(i)	the failure of Buyer to obtain any consent, permit, authorization, clearance (including any national security clearance), waiver or approval required in connection with the transactions contemplated hereby;

provided, however, any change or effect resulting from, relating to or arising out of clauses (a) through (e) may nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such change or effect has a materially disproportionate impact on the the Business, taken as a whole, as compared to similarly situated businesses in the same industry and in the same geographical area.

“Material Contracts” shall have the meaning set forth in Section 3.13(a).

“MTBE” means methyl tertiary butyl ether.

“Net Working Capital” means the net of the identified current assets and current liabilities of the Business as calculated in accordance with GAAP as applied in the preparation of the Financial Statements and in the format of and in accordance with the example attached as Exhibit C hereto. For the avoidance of doubt, except as explicitly set forth on Exhibit C hereto, the following items are and shall be excluded from the calculation of Net Working Capital: (a) all receivables and payables between an Acquired Entity and another Acquired Entity; (b) assets and liabilities relating to Taxes; (c) all accrued wages, salaries, vacation time, bonus and any other form of compensation (excluding benefits payable under the WilcoHess Plans) of Transferred Employees payable with respect to all periods prior to the Closing (including associated withholding and payroll tax obligations); (d) all Toy Truck Merchandise and all payables related thereto; (e) all legal and environmental liabilities, receivables and payables; (f) all fuel payables; (g) all insurance claims; and (h) the current portion of capital lease obligations and other long-term debt. With respect to any calculation of Net Working Capital for the purposes of this Agreement, the same line items included in and excluded from the calculation of Net Working Capital in Exhibit C shall be included and excluded, as applicable.

“New York Courts” shall have the meaning set forth in Section 9.3(b).

“Notice Period” shall have the meaning set forth in Section 8.4(a).

“Organizational Documents” means, with respect to a particular Person, (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its by-laws; (b) if such Person is a general partnership, its partnership agreement and any statement of partnership; (c) if such Person is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (d) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; and (e) any amendment to any of the foregoing.

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Ordinary Course of Business” means, with respect to any Person or business, the ordinary course of business consistent with the applicable Person’s or business’s past custom and practice.

“Owned Real Property” means, subject to Section 2.6(c), all real property owned by Seller or any of its Subsidiaries and exclusively used or exclusively held for use in the operation of the Business.

“Parent” shall have the meaning set forth in the Recitals.

“Patents” means issued patents and pending patent applications, including all continuations, divisionals, continuations-in-part, and provisionals, and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, issued or filed under the applicable Laws of the United States or any other jurisdiction or under any international convention.

“Permits” shall have the meaning set forth in Section 3.15.

“Permitted Encumbrance” means: (a) statutory Encumbrances arising by operation of Law with respect to a liability incurred in the Ordinary Course of Business and which is not delinquent; (b) requirements and restrictions of zoning, licensing, permitting, building and other Laws (provided, however, that the same individually and in the aggregate do not materially interfere with the current operation or use of the Acquired Assets or the Business); (c) Encumbrances for Taxes that are not in arrears or otherwise due or that are being contested in good faith; (d) rights to Business Intellectual Property granted in the ordinary course of business; (e) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent; (f) all encroachments, overlaps, overhangs, variations in area or measurement, rights of parties in possession, servitudes or easements (including conservation easements and public trust easements, rights-of-way, road use Contracts, covenants, conditions, restrictions, reservations, licenses, Contracts and other matters of public record) or any other matters not of record which would be disclosed by an accurate survey or physical inspection of the Business Real Property and other restrictions as to use of the Business Real Property (provided, however, that the same individually and in the aggregate do not materially interfere with the current operation or use of the Acquired Assets or the Business); (g) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security (other than pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (h) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (i) restrictions on transfer resulting from securities Laws; or (j) Encumbrances approved by Buyer or incurred as a result of any action by Buyer or its Affiliates, provided, however, in each case, that none of the foregoing shall include Encumbrances securing Indebtedness for borrowed money.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Personal Data” means any personally identifiable information concerning individuals (including, as applicable, customers and employees) and/or their personal financial information and any other personal information the unauthorized disclosure of which is governed by Law.

“Post-Closing Covenants” shall have the meaning set forth in Section 8.1(b).

“Preliminary Adjustment Statement” shall have the meaning set forth in Section 2.4(b).

“Pro Forma Statements” shall have the meaning set forth in Section 3.7.

“Real Property Lease” means any lease, sublease or other similar Contract pursuant to which Seller or any of its Subsidiaries leases or subleases any Leased Real Property, and any lease, sublease or other similar Contract pursuant to which Seller or any of its Subsidiaries has leased or granted to any Person the right to use or occupy any Owned Real Property (but excluding the Lease and Buy-Out Agreement).

“Reference Net Working Capital” means $230,000,000.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material, that results in the exposure of a person to a Hazardous Material.

“Representatives” means, with respect to any Person, such Person’s Affiliates and it and its Affiliates’ respective directors, officers, employees, financing sources, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Resolution Period” shall have the meaning set forth in Section 2.4(e).

“Response” shall have the meaning set forth in Section 9.3(a).

“Retail Sites” shall mean any owned or leased retail store sites (including land bank sites and closed sites), including all real property and buildings, structures, improvements, fixtures, building systems and equipment located thereon, to the extent exclusively used or held for use in the Business.

“Retained Liabilities” means the following liabilities:

(a)	all Indebtedness of (i) Seller, (ii) the Retained Subsidiaries and (iii) to the extent existing as of the Closing Date and not included in the calculation of Net Working Capital, the Acquired Companies;

(b)	(i) all liabilities for accrued wages, salary, bonus, vacation time and any other form of compensation (excluding benefits payable under the WilcoHess Plans) of Transferred Employees payable with respect to all periods prior to the Closing (including associated withholding and payroll tax obligations) and (ii) all liabilities arising under the Seller Plans (including liabilities and obligations for retention bonuses, change of control and similar payments or severance obligations that are, in each case, provided under any Seller Plan and any litigation related to any Seller Plan);

(c)	all liabilities of Seller for any Taxes described in Section 5.17(a)(i);

(d)	all liabilities of Seller or its Affiliates to the extent related to any Excluded Assets or any Excluded Business;

(e)	the Retained MTBE Liabilities;

(f)	all liabilities assumed by, retained by or agreed to be performed by Seller pursuant to this Agreement or any Ancillary Agreement;

(g)	all liabilities arising out of Seller’s receipt of funds prior to the Closing Date from any underground storage tank clean-up fund or similar program administered by, or on behalf of, a Governmental Entity, including the pending litigation captioned Commonwealth of Massachusetts v. Hess Corp, et al., Commonwealth of Massachusetts Superior Court, Suffolk County, 12-148 BLSI (such liabilities, “Retained UST Liabilities”);

(h)	all liabilities arising out of the Terminating Contracts;

(i)	all liabilities arising out of fuel payables referenced in the exclusions of the definition of Net Working Capital; and

(j)	all liabilities set forth on Section 1.1(RL) of the Seller Disclosure Schedule.

“Retained MTBE Liabilities” means all liabilities arising out of any pending or future state or multi-state litigation concerning product liability claims, failure to warn claims or similar claims related to the development, manufacture, distribution, sale, or marketing of MTBE or fuel containing MTBE by Seller and its Subsidiaries prior to the Closing Date, but excluding all Site Specific MTBE Liabilities.

“Retained Subsidiaries” means all of the Subsidiaries of Seller other than the Acquired Entities.

“Review Period” shall have the meaning set forth in Section 2.4(c).

“ROFR Adjustment Amount” means an amount equal to the sum of the ROFR Values of those Retail Sites (if any) that are sold, prior to the Closing, to any dealer or franchisee upon such dealer or franchisee’s exercise of its right of first refusal, right of first offer or similar right in connection with the transactions contemplated by this Agreement.

“ROFR Value” means, with respect to each Retail Site set forth on Section 1.1(RV) of Seller’s Disclosure Schedule, the amount set forth opposite with Retail Site on such schedule, or any different amount that is agreed by Buyer and Seller as the price at which a Retail Site set forth on Section 1.1(RV) of Seller’s Disclosure Schedule is to be sold prior to the Closing.

“Sale” shall have the meaning set forth in Section 2.1.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Business Permits” means all Permits exclusively related to the Business, or necessary for the operation of the Business, in each case held by Seller or any of its Retained Subsidiaries as of the date of this Agreement.

“Seller Controlled Action” shall have the meaning set forth in Section 5.20(a).

“Seller Disclosure Schedule” means the disclosure letter of the Seller referred to in, and delivered to Buyer pursuant to, this Agreement.

“Seller Guaranties” means any guarantees (including under any Contract, letter of credit, Real Property Lease or Business Permit), surety bonds, covenants, indemnities, letters of credit, undertakings and similar credit assurances (and any necessary collateral, indemnity or other agreements associated therewith) provided by Seller or any of its Retained Subsidiaries in connection with the Separation Activities or the application, transfer or maintenance of Business Permits and in compliance with the terms of Section 5.6(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Seller Pension Plan” shall have the meaning set forth in Section 5.2(e).

“Seller Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA), including each pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock option, restricted stock units, employment, change-in-control, retention, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA and that is maintained, sponsored or entered into by Seller for the benefit of any current or former employee in the Business, excluding (i) any plan that is sponsored, maintained or administered by any Governmental Entity and (ii) any WilcoHess Plan.

“Separation Activities” shall have the meaning set forth in Section 5.6.

“Service Credits” shall have the meaning set forth in Section 5.2(c)(ii).

“Shared Assets” means (a) the Shared Contracts and (b) any tangible Asset (for the avoidance of doubt, other than the Acquired Assets) that directly benefits both (i) the Business and (ii) the Excluded Businesses, all of which are in the general categories of assets set forth on Section 1.1(SA) of the Seller Disclosure Schedule.

“Shared Contracts” means the Contracts and other commitments, obligations or arrangements entered into prior to the Closing between Seller or any Retained Subsidiary, on the one hand, and one or more third parties, on the other hand, that directly benefit both (a) the Business and (b) the Excluded Businesses.

“Shipper Line Space” means all shipper history and related rights held by Seller or its Subsidiaries for the shipment of refined products on all relevant refined product pipelines to the extent associated with the supply of such products to the Business, including Colonial Pipeline, Plantation Pipeline, Buckeye Pipeline, Laurel Pipeline, Harbor Pipeline and Central Florida Pipeline, subject to applicable rules and tariffs.

“Site Specific MTBE Liabilities” means liabilities arising out of any releases of MTBE or fuel containing MTBE originating from any Retail Site, and not arising out of any claim of allocation, apportionment or otherwise in a litigation involving multiple defendants and/or multiple locations and the basis of which is not a specific release from a Retail Site.

“Solvent” with regard to any Person, means that: (a) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (b) such Person has sufficient capital with which to conduct its business; and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means: (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Straddle Period” shall have the meaning set forth in Section 5.17(a)(i).

“Subsidiary” of any Person means, on any date, any Person: (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; or (b) of which securities or other ownership interests representing more than fifty percent of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Support Services” shall have the meaning set forth in Section 5.12.

“Tax” means any United States federal, state, county, local or non-United States income, alternative minimum, sales and use, excise, franchise, real and personal property, gross receipts, capital stock, transfer, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee or assessment imposed by any taxing authority, including any interest, addition to Tax or penalties related thereto.

“Tax Return” means any return, report, declaration, information return or other document required to be filed with any taxing authority with respect to Taxes, including any schedule thereto or amendment thereof.

“Terminating Contracts” shall have the meaning set forth in Section 5.11(a).

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Toy Truck Merchandise” means all Hess branded toy trucks and other related Hess branded toys (including toy helicopters, planes, ships, tractors, motorcycles, vans, cars and other vehicles) and books and merchandise related to such branded toys sold in connection therewith.

“Toy Truck Services Agreement” means the Toy Truck Services Agreement to be entered into between Seller and Buyer at Closing in substantially the form on Exhibit B hereto.

“Trade Secrets” means trade secret rights, including all confidential information regarding non-public discoveries and proprietary know-how.

“Trademark License Agreements” means the Trademark License Agreement, to be entered into between Seller and Buyer at Closing in substantially the form of Exhibit D1 hereto and the Brand Trademark License Agreement, to be entered into between Seller and Buyer (or an Affiliate of Buyer as designated by Buyer) at Closing in substantially the form of Exhibit D2 hereto.

“Trademarks” means all trademarks, service marks, trade dress, logos, slogans, trade names and Internet domain names and other indicia of origin, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing.

“Transferred Employees” shall have the meaning set forth in Section 5.2(a).

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes, together with any interest thereon, and any penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto, incurred in connection with the Sale.

“Transition Services Agreement” means the Transition Services Agreement, to be entered into between Seller and Buyer at Closing in substantially the form of Exhibit E hereto (with such changes, if any, as Seller and Buyer may agree based on their good faith negotiation after the date hereof and prior to the Closing), it being understood that the Service Schedules (as defined therein) will be negotiated in good faith between Seller and Buyer after the date hereof and prior to Closing and will be consistent with the terms set forth in the term sheet included in Exhibit E or as otherwise agreed between the parties hereto prior to Closing.

“Treasury Regulations” means Treasury regulations promulgated under the Code.

“Unresolved Items” shall have the meaning set forth in Section 2.4(f).

“UST” shall have the meaning set forth in Section 3.18(a)(iii).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all similar Laws.

“WilcoHess” means WilcoHess LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Seller.

“WilcoHess Employee” means each employee of WilcoHess, whether active or on Leave.

“WilcoHess 56% Equity Interests” means all of the Equity Interests in WilcoHess that are as of the date hereof, owned by Hess Wilco Holdings, LLC.

“WilcoHess Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA), including each pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, and each stock option, restricted stock units, employment, change-in-control, retention, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA and that is maintained, sponsored or entered into by WilcoHess for the benefit of any current or former employee of WilcoHess, excluding any plan that is sponsored, maintained or administered by any Governmental Entity.

“WilcoHess Policies” means any insurance policy maintained by WilcoHess with WilcoHess as the primary named insured.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer shall purchase and acquire, all of the Acquired Company Interest (the “Sale;” provided, however, that in no event shall the term “Sale” include any of the transactions contemplated by Section 5.6(a) or Section 5.6(b)). Notwithstanding anything to the contrary in this Agreement, at Seller’s option, rather than causing Hess Wilco Holdings, Inc. to contribute all of the Equity Interests in Hess Wilco Holdings, LLC (and hence the WilcoHess 56% Equity Interests) to the Acquired Company prior to the Closing, Seller may cause Hess Wilco Holdings, Inc. to, at the Closing, separately assign, transfer, convey and deliver all of the Equity Interests in Hess Wilco Holdings, LLC (and hence the WilcoHess 56% Equity Interests) to Buyer, or at Buyer’s option, to one of its Affiliates. For the avoidance of doubt, in the event that Seller separately assigns, transfers, conveys and delivers all the Equity Interests in Hess Wilco Holdings, LLC, such separate assignment, transfer, conveyance and delivery shall be deemed to be part of the “Sale” for all purposes of this Agreement. In addition, if requested by Buyer in writing as soon as practicable after the date hereof but in any event no later than 30 days following the date hereof, Seller will cause the conveyance at the Closing of any Acquired Asset relating specifically to Seller’s branded retailer or dealer business to be made separately to Buyer or an Affiliates of Buyer as Buyer may direct, and any such separate conveyance shall be deemed part of the “Sale” for all purposes of this Agreement.

Section 2.2 Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall (on behalf of itself and its Affiliates), in consideration for the purchase of the Acquired Company Interest and, if elected by Seller, the separate assignment, transfer, conveyance and delivery of all of the Equity Interests in Hess Wilco Holdings, LLC pursuant to Section 2.1 and, if requested by Buyer, the separate conveyance of certain Acquired Assets pursuant to Section 2.1, pay to Seller the Initial Purchase Price determined in accordance with Section 2.4(a). The Initial Purchase Price is subject to further adjustment following the Closing in accordance with Section 2.4.

Section 2.3 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, no later than the fifth Business Day following the date on which the conditions to the Closing set forth in Section 6.1, Section 6.2 and Section 6.3 (other than conditions which by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver thereof) are satisfied or, if permissible, waived (the “Closing Date”), unless another date is agreed to in writing by Buyer and Seller; provided, however, that Buyer shall not be obligated to close the transactions contemplated by this Agreement prior to 120 days from signing. Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to have occurred and be effective as of 12:01 a.m. (New York City time) on the Closing Date (the “Effective Time”).

(b) Deliveries by Seller. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:

(i) an assignment of all record and beneficial ownership of the Acquired Company Interest in the form attached as Exhibit G hereto and certificates representing the Acquired Company Interest (to the extent issued), together with transfer powers executed in blank;

(ii) excluding the Contribution/Assignment and Assumption Agreements, the Ancillary Agreements, duly executed by Seller or its Subsidiaries (to the extent each is a party thereto);

(iii) a certificate dated as of the Closing Date and signed by an authorized officer of Seller, certifying that attached thereto are (i) complete and accurate copies of the Organizational Documents of each of the Acquired Entities as in effect on the Closing Date, and (ii) the resolutions and/or consents of the applicable governing bodies and, to the extent required by applicable Law, equity holders, of Seller and those of its Affiliates and the Acquired Entities that are party to this Agreement or any Ancillary Agreement approving the execution, delivery and performance of this Agreement and/or such Ancillary Agreements, and the transactions contemplated herein and therein, and that such resolutions and/or consents have not been modified or rescinded as of the Closing Date;

(iv) the fully executed Contribution/Assignment and Assumption Agreements which have not been previously delivered to Buyer;

(v) the certificate of Seller pursuant to Section 6.2(c);

(vi) a certificate, in form and substance as required under Section 1445 of the Code and the Treasury Regulations thereunder, stating that Seller is not a foreign person; and

(vii) all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

(c) Deliveries by Buyer. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following:

(i) the Initial Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by Seller prior to Closing;

(ii) the Ancillary Agreements, duly executed by Buyer or its Affiliates (to the extent each is a party thereto);

(iii) the certificate of Buyer pursuant to Section 6.3(c);

(iv) a certificate dated as of the Closing Date and signed by an authorized officer of Buyer, certifying that attached thereto are copies of the resolutions of the applicable governing bodies and, to the extent required by applicable Law, equity holders, of Buyer and those of its Affiliates that are party to this Agreement or any Ancillary Agreement approving the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the transactions contemplated herein and therein, and that such resolutions and/or consents have not been modified or rescinded as of the Closing Date; and

(v) all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

Section 2.4 Purchase Price Adjustment.

(a) Determination of Initial Purchase Price.

(i) No later than two Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate setting forth Seller’s good faith estimate of the Net Working Capital as of the Effective Time, prepared in conformity with the requirements of this Agreement (the “Estimated Net Working Capital”).

(ii) At the Closing, Buyer shall pay to Seller an amount (such amount, the “Initial Purchase Price”) in cash equal to the Base Price, (A) plus, if the Estimated Net Working Capital exceeds the Reference Net Working Capital by more than the Adjustment Threshold, then an amount equal to the full amount of such excess, (B) minus, if the Reference Net Working Capital exceeds the Estimated Net Working Capital by more than the Adjustment Threshold, then an amount equal to the full amount of such excess, (C) minus, if applicable, the Casualty Loss Adjustment Amount, (D) plus, if applicable, the Leveraged Lease Adjustment Amount, and (E) minus, if applicable, the ROFR Adjustment Amount.

(b) Post-Closing Purchase Price Adjustment. Within 90 days following the Closing Date, Buyer shall deliver to Seller a detailed calculation (the “Preliminary Adjustment Statement”) of Net Working Capital as of the Effective Time, prepared in conformity with the requirements of this Agreement and in a format consistent with Exhibit C (the “Closing Net Working Capital”).

(c) Seller shall have 45 Business Days (the “Review Period”) following receipt of the Preliminary Adjustment Statement to review the Preliminary Adjustment Statement and to notify Buyer in writing if it disputes any of the items set forth on the Preliminary Adjustment Statement (the “Disagreement Notice”). In connection with Seller’s review of the Preliminary Adjustment Statement, Seller and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, and other supporting documents prepared by Buyer or its Representatives and used in connection with its calculation of the Closing Net Working Capital and to finance personnel and accountants of Buyer and its Subsidiaries and any other information which Seller reasonably requests, and Buyer shall, and shall cause its Representatives to, cooperate reasonably with Seller and its Representatives in connection therewith.

(d) In the event that Seller shall deliver a Disagreement Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Adjustment Statement and/or the calculation of the Closing Net Working Capital shall be made in writing in accordance with the agreement of Buyer and Seller. If Seller does not deliver a Disagreement Notice to Buyer before the expiration of the Review Period, effective as of 12:01 a.m., New York City Time, on the day immediately following the last day of the Review Period, the Closing Net Working Capital as shown in the Preliminary Adjustment Statement shall become final, conclusive and binding on the parties hereto and shall constitute the “Final Net Working Capital” for purposes of Section 2.4(h) and Section 2.4(j).

(e) If Buyer and Seller are unable to resolve any such dispute within 20 Business Days or such longer period as Buyer and Seller shall mutually agree in writing after Seller’s delivery of the Disagreement Notice (the “Resolution Period”), such dispute shall be promptly submitted to a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided material services to either Seller or Buyer or their respective Affiliates in the preceding three years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case, upon which Buyer and Seller shall have mutually agreed (the “Independent Accounting Firm”). If the parties are unable to agree on the Independent Accounting Firm within 15 days following the expiration of the Resolution Period, either party may request the President of the American Arbitration Association to appoint a senior partner in a nationally recognized accounting firm to serve as the Independent Accounting Firm.

(f) If any remaining items in dispute (the “Unresolved Items”) are submitted to the Independent Accounting Firm for resolution, each of Buyer and Seller shall submit to the Independent Accounting Firm (with a copy delivered to the other party on the same day), within 10 Business Days after the date of the engagement of the Independent Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Items. Each of Buyer and Seller may (but shall not be required to) submit to the Independent Accounting Firm (with a copy delivered to the other party on the same day), within 20 Business Days after the date of the engagement of the Independent Accounting Firm, a memorandum responding to the initial memorandum submitted to the Independent Accounting Firm by the other party. Unless requested by the Independent Accounting Firm in writing, no party hereto may present any additional information or arguments to the Independent Accounting Firm, either orally or in writing. The Independent Accounting Firm shall be given reasonable access to all relevant records of the Business to calculate the Closing Net Working Capital.

(g) The Independent Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Buyer, on the one hand, and Seller, on the other hand, and not by independent investigation, the Closing Net Working Capital and shall be instructed that its calculation (i) must be made in accordance with the requirements of this Agreement, and (ii) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Seller in the Disagreement Notice and by Buyer in the Preliminary Adjustment Statement. The Independent Accounting Firm shall submit such verification and calculation to Seller and Buyer as soon as practicable, but in any event within 30 days after the Unresolved Items are submitted to the Independent Accounting Firm. Except for any dispute to the extent relating to any interpretation of Law or terms of this Agreement, the determination by the Independent Accounting Firm of the Closing Net Working Capital, as set forth in a written notice delivered to Buyer and Seller by the Independent Accounting Firm in accordance with this Agreement shall be binding and conclusive on Buyer and Seller.

(h) The Closing Net Working Capital as determined after all disputes have been resolved in accordance with this Section 2.4 is referred to herein as the “Final Net Working Capital.”

(i) Buyer and Seller agree that the procedures set forth in this Section 2.4 for resolving disputes with respect to the Preliminary Adjustment Statement and the calculation of Closing Net Working Capital shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud. It is the intent of the parties to have any determination of Unresolved Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the parties and the parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.4 shall be shared equally by Seller and Buyer.

(j) The final purchase price (the “Final Purchase Price”) shall be an amount in cash equal to the Base Price, (i) plus, if the Final Net Working Capital exceeds the Reference Net Working Capital by more than the Adjustment Threshold, then an amount equal to the full amount of such excess or (ii) minus, if the Reference Net Working Capital exceeds the Final Net Working Capital by more than the Adjustment Threshold, then an amount equal to the full amount of such excess. The difference (either positive or negative) between the Initial Purchase Price and the Final Purchase Price is referred to as the “Final Closing Adjustment”, and the Final Closing Adjustment shall be determined by subtracting the Initial Purchase Price from the Final Purchase Price.

(k) Buyer (if the Final Closing Adjustment is a positive number) or Seller (if the Final Closing Adjustment is a negative number), as the case may be, shall, within five Business Days after the determination of the Final Net Working Capital pursuant to this Section 2.4, make payment to the other by wire transfer of immediately available funds to one or more accounts designated by the other an amount equal to the absolute value of the Final Closing Adjustment as determined pursuant to this Section 2.4.

Section 2.5 Casualty Loss.

(a) If, before Closing, any Retail Sites are materially damaged or destroyed (the portion of any Retail Sites so damaged or destroyed, the “Damaged Retail Site”) whether by fire, theft, vandalism, flood, wind, hurricane, explosion or other causality (a “Casualty Event”), Seller shall notify Buyer promptly in writing (a “Casualty Event Notice”) of the Casualty Event. The Casualty Event Notice shall include (i) a reasonable description of the facts and circumstances surrounding the Casualty Event, (ii) Seller’s preliminary assessment of the effect of the Casualty Event on the relevant Retail Site, and (iii) the date upon which each Damaged Retail Site sustained a Casualty Event.

(b) If the aggregate Casualty Loss Amount resulting from all Casualty Events is $15,000,000 (the “Casualty Loss Threshold”) or less: (i) none of the parties’ rights or obligations under this Agreement shall be affected in any way; (ii) there will not be a breach of any of Seller’s representations or warranties as a result of such Casualty Event; and (iii) there shall be no adjustment to the Base Price pursuant to this Section 2.5 as a result of such Casualty Event.

(c) If the aggregate Casualty Loss Amount resulting from all Casualty Events is greater than the Casualty Loss Threshold, then:

(i) with respect to any Damaged Retail Site (excluding those Damaged Retail Sites for which the aggregate Casualty Loss Amount is equal to or less than the Casualty Loss Threshold) the repairs and restoration of which can reasonably be expected to be completed on or before the Outside Date, Seller may elect, by written notice to Buyer, to (x) repair or restore such Damaged Retail Site or (y) reduce the Base Price by the amount by which the Casualty Loss Amount in respect of such Damaged Retail Site exceeds the Casualty Loss Threshold; and

(ii) with respect to any Damaged Retail Site (excluding those Damaged Retail Sites for which the aggregate Casualty Loss Amount is equal to or less than the Casualty Loss Threshold) the repairs and restoration of which cannot reasonably be expected to be completed on or before the Outside Date, Buyer may elect, by written notice to Seller, to (x) have Seller repair or restore such Damaged Retail Site or (y) reduce the Base Price by the amount by which the Casualty Loss Amount in respect of such Damaged Retail Site exceeds the Casualty Loss Threshold; and

(iii) the Casualty Loss Amount for each Damaged Retail Site shall be counted in chronological order from the date of the first Casualty Event when determining the Casualty Loss Threshold; provided, however, that if a single Casualty Event results in multiple Damaged Retail Sites with an aggregate Casualty Loss Amount in excess of the Casualty Loss Threshold, the parties shall mutually agree upon which Casualty Loss Amounts for the Damaged Retail Sites are counted towards the Casualty Loss Threshold.

Any written notice of election contemplated by this Section 2.5(c) by Seller or Buyer, as applicable, must be made and delivered no later than five Business Days prior to the Closing Date.

(d) If, with respect to any Damaged Retail Site addressed in Section 2.5(c), either (x) Seller elects to repair or restore or Buyer elects to have Seller repair or restore such Damaged Retail Site or (y) Seller or Buyer elects in writing to reduce the Base Price by the Casualty Loss Amount pursuant to Section 2.5(c), such Damaged Retail Site and the Casualty Event relating thereto shall have no effect for purposes of determining whether Buyer’s conditions to Closing set forth in Section 6.2 have been fulfilled. For purposes of this Section 2.5, the Casualty Loss Amount in respect of any Damaged Retail Site shall be determined upon the mutual agreement of Seller and Buyer in good faith. In the event Seller and Buyer cannot agree on the Casualty Loss Amount in respect of any Damaged Retail Site, the Casualty Loss Amount shall be determined by an independent contractor mutually acceptable to Seller and Buyer.

(e) If Seller elects to repair or restore any Damaged Retail Site pursuant to Section 2.5(c)(i) or if Buyer elects to have Seller repair or restore any Damaged Retail Sites pursuant to Section 2.5(c)(ii) above, then (i) Seller at its sole cost and expense shall promptly commence and use reasonable best efforts to execute the repair and/or restoration of such Damaged Retail Site with similar grade quality and condition or as is otherwise required in accordance with applicable Laws, and (ii) in the event any such repair or restoration is not completed by the Closing Date, Buyer shall, and shall cause the Acquired Entities to, provide Seller and its employees or contractors with reasonable access to the Damaged Retail Sites for purposes of completing such repair or restoration.

Section 2.6 Buy-Out of Leveraged Leases.

(a) Section 2.6(a) of the Seller Disclosure Schedule sets forth, with respect to each tranche of Leveraged Lease Properties, the date and price of the early buy-out option applicable to each such tranche (collectively, the “Leveraged Lease Buy-Out Amounts”). Prior to the Closing, Seller shall acquire those Leveraged Lease Properties included in tranches with early buy-out options dates occurring prior to the Closing (such properties, the “Early Buy-Out Properties”), and the Initial Purchase Price shall be increased by an amount equal to the aggregate amount of the early buy-out option prices for all such tranches (such aggregate amount, the “Leveraged Lease Adjustment Amount”). No later than two Business Days prior to the Closing Date, Seller will confirm to Buyer in writing that it has acquired ownership of the Early Buy-Out Properties, and Section 1.1(LL), Section 2.6(a) and Section 3.10(b) of the Seller Disclosure Schedule shall be deemed automatically amended to remove all Leveraged Leases covering the Early Buy-Out Properties from such sections, and Section 3.10(a) of the Seller Disclosure Schedule shall be deemed automatically amended to add all of such Early Buy-Out Properties; provided, however, with respect to any Owned Real Property that is an Early Buy-Out Property, the representations and warranties in Section 3.10(a) and Section 3.10(c) shall be made solely as of the Closing Date and not as of the date of this Agreement.

(b) At the Closing, Seller and Buyer shall enter into a Lease and Buy-Out Agreement in respect of all of the Leveraged Lease Properties other than the Early Buy-Out

Properties, on terms consistent with those set forth on Exhibit F hereto (the “Lease and Buy-Out Agreement”). Section 2.6(b) of the Seller Disclosure Schedule sets forth the annual lease payment amounts with respect to each tranche of Leveraged Lease Properties. Such amounts, excluding amounts for periods occurring prior to the Closing (and pro-rated to the date of Closing in respect of any partial year) and excluding amounts for tranches of Leveraged Lease Properties that have become Early Buy-Out Properties as of the Closing, shall be included in the Lease and Buy-Out Agreement as the lease payment obligations of Buyer in respect of the Leveraged Lease Properties (excluding those that have become the Early Buy-out Properties). The Lease and Buy-Out Agreement also shall include, as post-Closing obligations of Buyer, the Leveraged Lease Buy-Out Amounts in respect of all Leveraged Lease Properties other than those that have become Early Buy-Out Properties as of the Closing Date (which excluded buy-out amounts will be included in the Leveraged Lease Adjustment Amount). Upon the request of Buyer, after the date of this Agreement Seller shall make copies of the Appraisals available to Buyer. To the extent that the lease amounts or buy-out amounts for the Leveraged Lease Properties contained in the Seller Disclosure Schedules do not correspond to the amounts contained in the Appraisals, Seller shall revise the amounts in the Seller Disclosure Schedules so that they are consistent with the amounts in the Appraisals.

(c) Seller expects (but is not obligated) to acquire ownership of all of the Leveraged Lease Properties in addition to the Early Buy-Out Properties prior to the Closing. Seller will advise Buyer from time to time of the status of such efforts and will notify Buyer of what Leveraged Lease Properties it acquires pursuant to this Section 2.6(c). Any Leveraged Lease Properties that Seller acquires (other than the Early Buy-Out Properties) shall remain subject to the Lease and Buy-Out Agreement and no adjustments shall be made to the Initial Purchase Price or to the amount or timing of the lease payment or buy-out amounts to be included in the Lease and Buy-Out Agreement with respect to such additional acquired Leveraged Lease Properties, and Buyer shall not acquire ownership of such additional acquired Leveraged Leased Properties at the Closing, but shall do so only after the Closing in accordance with the terms of the Lease and Buy-Out Agreement. In addition, Section 1.1(LL) and Section 3.10(b) of the Seller Disclosure Schedule shall be deemed automatically amended to remove all Leveraged Leases covering such additional acquired Leveraged Lease Properties from such sections, and Section 3.10(a) of the Seller Disclosure Schedule shall be deemed automatically amended to add all of such additional acquired Leveraged Lease Properties; provided, however, with respect to any such additional acquired Leveraged Lease Properties within the scope of this Section 2.6(c), the representations and warranties in Section 3.10(a) and Section 3.10(c) shall be made solely as of the Closing Date and not as of the date of this Agreement. If not all of the Leveraged Lease Properties are acquired by Seller prior to the Closing, any Leveraged Lease Property that remains subject to a Leveraged Lease shall be treated in the Lease and Buy-Out Agreement as being subleased by Buyer (rather than being leased).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date of this Agreement as follows (it being understood that the specification of any dollar amount in any representation or warranty contained in this ARTICLE III is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included on the Seller Disclosure Schedule is or is not material for purposes of this Agreement):

Section 3.1 Due Organization and Good Standing. Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and each Acquired Entity is duly organized and validly existing and, where applicable, in good standing (to the extent such concept is legally recognized under the laws of the jurisdiction of its organization or formation) under the laws of the jurisdiction of its organization or formation, except where the failure to be so qualified or otherwise authorized or to be in good standing would not reasonably be expected to, individually or in the aggregate, adversely affect the Business in any material respect. Seller is, and each Acquired Entity will be as of the Closing, qualified or otherwise authorized to act as a foreign corporation and, where applicable, is or will be, as the case may be, in good standing (to the extent such concept is legally recognized under the laws of the jurisdiction of its organization or formation) under the Laws of every other jurisdiction in which the ownership, leasing or operation of the Acquired Assets, or the conduct of the Business, requires such qualification or authorization under applicable Law, except where the failure to be so qualified or otherwise authorized or to be in good standing would not reasonably be expected to, individually or in the aggregate, adversely affect the Business in any material respect. Seller (solely with respect to the Business) has, and the Acquired Entities will have as of the Closing (but without giving effect to the Sale), the requisite corporate or similar power and authority to own, lease and operate the Acquired Assets and to carry on the conduct of the Business as now conducted.

Section 3.2 Authorization of Transaction. Seller has requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes, and each Ancillary Agreement (to the extent Seller is a party thereto), when executed and delivered by Seller (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Principles”).

Section 3.3 Capital Structure; Subsidiaries.

(a) Section 3.3(a) of the Seller Disclosure Schedule sets forth the following information for each Acquired Entity: (i) its name and jurisdiction of organization or formation; (ii) the number of authorized shares or other Equity Interests as of the date hereof; and (iii) the number of issued and outstanding shares or other Equity Interests, the names of the holders thereof, and the number of shares or other Equity Interests held by each such holder. All of the issued and outstanding Equity Interests of each Acquired Entity have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of and are not subject to, any preemptive rights, rights of first refusal or similar rights. Except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, none of the Acquired Entities has any Equity Interest authorized, issued or outstanding, and there are no agreements, securities, options, warrants, call rights, commitments, undertakings, bonds, debentures, notes or other rights, arrangements or indebtedness existing or outstanding that provide a right to vote the Equity Interests of any Acquired Entity (or are convertible into, or exchangeable for, Equity Interests of any Acquiring Entity having the right to vote) or provide for the sale or issuance of any Equity Interest of any Acquired Entity (other than this Agreement and the Organizational Documents of the Acquired Entities). There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating any Acquired Entity to repurchase, redeem or otherwise acquire any Equity Interest of any Acquired Entity.

(b) All of the outstanding Equity Interests of each Acquired Entity are owned of record or beneficially, directly or indirectly, by Seller. Prior to the Closing, except (if applicable) with respect to the Equity Interests in Hess Wilco Holdings, LLC (and hence the 56% WilcoHess Interests) conveyed separately to Buyer or an Affiliate of Buyer pursuant to Section 2.1, all of the outstanding Equity Interests of each Acquired Entity (other than the Acquired Company) shall be owned of record and beneficially, directly or indirectly, by the Acquired Company.

(c) All of the outstanding Equity Interests of each Acquired Entity are free and clear of all Encumbrances, and free of any restriction on the right to vote, sell or otherwise dispose of such Equity Interests, except for restrictions on transfer arising under applicable securities Laws.

(d) Except as set forth on Section 3.3(d) of the Seller Disclosure Schedule and except as contemplated by this Agreement (including pursuant to Section 5.6), the Acquired Entities do not own or hold, directly or indirectly, any Equity Interest or voting interest in any Person or any right to acquire such interests.

(e) The Acquired Company has not conducted any business prior to the date hereof. At Closing, the Acquired Company will have, no assets, liabilities or obligations of any nature other than (i) the Acquired Assets, Assumed Liabilities and the Equity Interests of the Acquired Entities (other than the Acquired Company) contributed pursuant to Section 5.6 hereof and (ii) any assets, liabilities or obligations incident to its formation and pursuant to this Agreement or the transactions contemplated hereby.

Section 3.4 Governmental Filings. No filings or registration with, notification to, or authorization, waiver, consent, approval of, or exemption granted by, any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller (or, with respect to any applicable Ancillary Agreement, the Acquired Entities) or the consummation by Seller (and, with respect to any applicable Ancillary Agreement, the Acquired Entities) of the transactions contemplated hereby or thereby, except for: (a) Pre-Merger Notification and Report Form under the HSR Act; (b) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates or their operation or ownership of the Business; (c) as set forth on Section 3.4 of the Seller Disclosure Schedule; or (d) such other Governmental Filings the failure of which to be made or obtained would not reasonably be expected to, individually or in the aggregate, adversely affect the Business in any material respect.

Section 3.5 No Conflict or Violation. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller (and, with respect to any applicable Ancillary Agreement, any Acquired Entity) of this Agreement and the Ancillary Agreements and the consummation by Seller (and, with respect to any applicable Ancillary Agreement, the Acquired Entities) of the transactions contemplated hereby and thereby do not: (a) assuming all of the Governmental Filings contemplated by clauses (a) through (c) of Section 3.4 and by clauses (a) and (b) of Section 4.3 have been made and/or obtained, violate any applicable Law to which Seller, any Acquired Entity or the Business is subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or require any notice under or create in any party the right to accelerate, terminate or cancel (x) any Critical Material Contract or (y) any other Material Contract; or (c) violate the certificate of incorporation or by-laws or other similar organizational documents of Seller or any Acquired Entity, except, with respect to the foregoing clauses (a) and (b)(y), for such matters that would not reasonably be expected to, individually or in the aggregate, adversely affect the Business in any material respect.

Section 3.6 Assets.

(a) Seller and its Subsidiaries own, lease, license or have the legal right to use, all Acquired Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances, except for such failures to own, lease, license or have the legal right to use any Acquired Assets as would not reasonably be expected to, individually or in the aggregate, adversely affect the Business in any material respect. Further, (i) each Acquired Entity will, as of the Closing (but without giving effect to the Sale), own, lease or license all of the Acquired Assets that are owned, leased or licensed by such Acquired Entity as of the date hereof or that have been assigned, conveyed or transferred to such Acquired Entity prior to the Closing, free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) the Acquired Entities will, as of the Closing (but without giving effect to the Sale), have the legal right to use or have the economic benefits of all of the Acquired Assets that are to be assigned, conveyed or transferred to the Acquired Entities after the Closing pursuant to Sections 5.6(c), 5.6(d) and 5.6(e), in each case of (i) and (ii), except for such failures to own, lease, license, have the legal right to use or have the economic benefits of any Acquired Assets as would not reasonably be expected to, individually or in the aggregate, adversely affect the Business in any material respect. Solely for purposes of this Section 3.6(a), any reference to Acquired Assets shall exclude all Business Permits.

(b) Except as set forth on Section 3.6(b) of the Seller Disclosure Schedule or as specifically provided or disclosed elsewhere in this Agreement (including Section 5.12 and Section 5.13), as of the Closing (but without giving effect to the Sale) the Acquired Assets, together with (i) the rights, services and other benefits made available to Buyer, the Acquired Entities and their respective Affiliates in the Transition Services Agreement and the Trademark License Agreements, (ii) the Permits, agreements and/or other documents to be obtained or entered into, as applicable, pursuant to Section 5.6 (disregarding, for purposes of this Section 3.6(b), any Permits, agreements and/or other documents that Buyer or any of its Affiliates has in its possession), and (iii) the Shared Assets, to the extent they benefit the Business, constitute all the material assets, properties and rights owned, leased, licensed, used or held for use by Seller and its Subsidiaries (in each case solely with respect to the Business) to conduct the Business in all material respects as conducted by Seller immediately prior to the Closing Date.

(c) Except as set forth on Section 3.6(c) of the Seller Disclosure Schedule, (i) all material Inventory is owned by Seller or its Affiliates free and clear of any Encumbrances (except for Permitted Encumbrances) and (ii) no Inventory is held on consignment.

Section 3.7 Financial Statements. Section 3.7 of the Seller Disclosure Schedule contains a true and complete copy of: (a) the audited combined balance sheet of Seller’s retail gasoline operations as of December 31, 2013 and 2012; (b) the audited combined statement of income and combined statement of cash flows of Seller’s retail gasoline operations for the years ended December 31, 2013, 2012 and 2011; (c) the audited combined statement of Seller’s investment in its retail gasoline operations for the years ended December 31, 2013, 2012 and 2011; (d) the audited consolidated balance sheet of WilcoHess as of December 31, 2013 and 2012; (e) the audited consolidated statement of comprehensive income, statement of changes in members’ equity and statement of cash flows of WilcoHess for the years ended December 31, 2013, 2012 and 2011; and (f) the unaudited combined balance sheet of Seller’s retail gasoline operations (which include WilcoHess) as of March 31, 2014 (collectively, the “Financial Statements”), as well as pro forma, unaudited combined statements of income of Seller’s retail gasoline operations (including WilcoHess) for the three months ended March 31, 2013 and 2014 (the “Pro Forma Statements”). The Financial Statements present fairly in all material respects the financial condition and results of operations of Seller’s retail gasoline operations and WilcoHess, respectively, for the respective periods then ended and are in accordance with GAAP consistently applied during the respective periods then ended (except, in the case of unaudited Financial Statements, for normal year-end adjustments and the absence of notes), except as described on Section 3.7 of the Seller Disclosure Schedule or as set forth in the Financial Statements (including the notes thereto). The Financial Statements are correct and complete in all material respects and are consistent in all material respects with the books and records of the Business. The Pro Forma Statements are derived from the unaudited GAAP financial statements of Seller’s retail gasoline operations and WilcoHess, were prepared as though WilcoHess were wholly owned by Seller as of the first day of the three-month periods covered thereby, reflect such adjustments as Seller’s management deemed appropriate and are consistent with the books and records of the Business. Except as set forth on Section 3.7 of the Seller Disclosure Schedule, the Acquired Entities will have no Indebtedness as of the Closing.

Section 3.8 No Undisclosed Liabilities. The Business does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due, but excluding any liabilities related or attributable to Taxes) that would be required by GAAP to be reflected or reserved against on a balance sheet of the Business other than: (a) as reflected or reserved against in the Financial Statements (or the notes thereto); (b) as set forth on Section 3.8 of the Seller Disclosure Schedule; (c) the liabilities or obligations arising under any Assigned Contract (to the extent not reflected in the Financial Statements and other than liabilities and obligations relating to any breach of any Assigned Contract) and (d) the liabilities or obligations incurred in the Ordinary Course of Business that, individually or in the aggregate, are not material to the Business.

Section 3.9 Legal Proceedings. Except for intellectual property matters and environmental matters, which shall be governed exclusively by Section 3.17 and Section 3.18, respectively, and except as set forth on Section 3.9 of the Seller Disclosure Schedule, there are no Actions pending, or, to the Knowledge of Seller, threatened in writing, which would reasonably be expected to (a) individually or in the aggregate, adversely affect the Business in any material respect or (b) challenge the validity or enforceability of this Agreement or any Ancillary Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby or thereby. Except as set forth on Section 3.9 of the Seller Disclosure Schedule, none of Seller or the Acquired Entities is subject to any judgment, decree, injunction or order of any Governmental Entity which would reasonably be expected to, individually or in the aggregate, adversely affect the Business or any Assumed Liability in any material respect.

Section 3.10 Real Property.

(a) Section 3.10(a) of the Seller Disclosure Schedule sets forth the location of all Owned Real Property. With respect to each parcel of Owned Real Property: (i) Seller or the applicable Subsidiary has valid fee simple title, free and clear of all Encumbrances except Permitted Encumbrances; (ii) except as set forth in Section 3.10(a) of the Seller Disclosure Schedule, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof; and (iii) other than the rights of Buyer pursuant to this Agreement (and under the Lease and Buy-Out Agreement), there are no options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof of interest therein, except, in the case of this clause (iii), for such matters that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect.

(b) Section 3.10(b) of the Seller Disclosure Schedule sets forth the location of all Leased Real Property. With respect to each Real Property Lease: (A) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Real Property Lease by the other party thereto and the Bankruptcy and Equity Principles; and (B) to the Knowledge of Seller, neither Seller nor any of its Subsidiaries (to the extent a party thereto) is in breach or default in any material respect under such Real Property Lease, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, in each case of (A) and (B), except for such matters that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect.

(c) Except as set forth on Section 3.10(c) of the Seller Disclosure Schedule, Seller has not received written notice of any condemnation, eminent domain or similar Action pending against Seller, any Acquired Entity or an of their Affiliates or, to the Knowledge of Seller threatened against Seller, any Acquired Entity or any of their Affiliates affecting all or any portion of the Business Real Property. To the Knowledge of Seller, there is no condemnation, eminent domain or similar Action pending or threatened affecting all or any portion of the Leased Real Property.

(d) Seller has obtained appraisals from a qualified, nationally recognized appraisal firm, for all of the Leveraged Lease Properties (the “Appraisals”). The appraisals are consistent in form and substance with the appraisal that Seller provided to Buyer prior to the date of this Agreement. The Leveraged Lease Buy-Out Amounts equal the fair market values for the Leveraged Lease Properties that are contained in the appraisals, and the lease payment amounts set forth in Section 2.6(c) of the Seller Disclosure Schedule are consistent with the fair market rental rates contained in the appraisals.

Section 3.11 Taxes. Except as set forth on Section 3.11 of the Seller Disclosure Schedule: (a) each Acquired Entity has filed, or has had filed on its behalf, all material Tax Returns required to have been filed by it, and has paid, or has had paid on its behalf, all material Taxes shown to be due thereon; (b) there are no current, pending or, to the Knowledge of Seller, threatened claims, actions, suits, proceedings or investigations for the assessment or collection of material Taxes with respect to any Acquired Entity or with respect to the Business or the Acquired Assets; and (c) there are no Encumbrances for material Taxes against the assets of the Acquired Entities, other than Encumbrances for Taxes not yet due and payable or being contested in good faith. This Section 3.11, Section 3.16 and Section 3.22 contain the sole and exclusive representations of Seller with respect to Taxes.

Section 3.12 Absence of Certain Changes. Except as set forth on Section 3.12 of the Seller Disclosure Schedule and as otherwise contemplated or permitted hereby, from the Balance Sheet Date through the date of this Agreement, there has not occurred any Material Adverse Effect.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth a true and complete list of Material Contracts. For purpose of this Agreement, a “Material Contract” means any Assigned Contract which is in any of the categories listed below:

(i) any Assigned Contract pursuant to which the Acquired Entities made in 2013, or are committed to make in 2014 or any year thereafter, any payment in excess of $5,000,000, or any other Assigned Contract creating any post-Closing obligation of the Acquired Entities of $5,000,000 or more in the aggregate with respect to any such Assigned Contract;

(ii) any Assigned Contract containing a provision that (x) to the knowledge of the individuals set forth on Section 3.13(a)(ii)(x) of the Seller Disclosure Schedule, impairs or restricts the ability of Seller (solely with respect to the Business) or any Acquired Entity to freely conduct the Business in any geographic area or any line of business; (y) materially impairs or restricts the ability of Seller (solely with respect to the Business) or the Acquired Entities (taken as a whole) from soliciting for employment or hiring employees for the Business; or (z) requires Seller (solely with respect to the Business) or any Acquired Entity to purchase the total requirements of any product or service from a third party or contains a “take or pay” provision;

(iii) any Assigned Contract related to a material “drivers reward” program or any similar loyalty rewards, sales or promotional discount or any similar activities with customers or which any Acquired Entity offers or sponsors;

(iv) any Assigned Contract related to a branded, sponsored credit card or other similar credit card program which any Acquired Entity offers or sponsors;

(v) any franchise Contract related to the operation by Seller or its Affiliates of food and beverage franchises (including quick serve restaurants) at any of the Business Real Property;

(vi) any dealer or branded retailer Contract;

(vii) any material license Contract pursuant to which Seller (solely with respect to the Business) or any Acquired Entity (x) has acquired the right to use any material Business Intellectual Property, other than software that is generally commercially available or any other IT Assets, or (y) has granted to any third party any license to use any material Business Intellectual Property owned by Seller (solely with respect to the Business) or any Acquired Entity, other than non-exclusive licenses in the Ordinary Course of Business;

(viii) any Assigned Contract relating to the incurrence, assumption or guarantee of Indebtedness for borrowed money;

(ix) any Assigned Contract for lease of personal property involving payments in excess of $500,000 in any calendar year;

(x) any Assigned Contract for the sale of any material Acquired Assets other than in the Ordinary Course of Business or the sale of any Retail Site;

(xi) each Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Seller or any of its Affiliates of any operating business or material assets for the Business;

(xii) any Contract containing any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual or other performance obligation extended by any Acquired Entity that would reasonably be expected to result in a liability to Buyer of more than $2,500,000 individually;

(xiii) any swaps, options, futures, hedging or similar Contract or other commodity trading instrument of the Business;

(xiv) any Assigned Contract that is a partnership agreement or joint venture agreement material to the Business;

(xv) any Assigned Contract with any U.S. federal Governmental Entity; and

(xvi) any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 3.13(a).

(b) Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule and except for such matters that would not reasonably be expected to, individually or in the aggregate, adversely affect the Business in any material respect: (i) each Material Contract (A) constitutes a valid and binding obligation of Seller or its applicable Subsidiary and, other than any Material Contract that will be assigned after the Closing pursuant to Sections 5.6(c), 5.6(d) and 5.6(e), will as of the Closing constitute a valid and binding obligation of an Acquired Entity, and (B) assuming such Material Contract is binding and enforceable against the other party or parties thereto, is enforceable against Seller or its applicable Subsidiary and, other than any Material Contract that will be assigned after the Closing pursuant to Sections 5.6(c), 5.6(d) and 5.6(e), will as of the Closing be enforceable against the applicable Acquired Entity, except that such enforcement may be limited by the Bankruptcy and Equity Principles; (ii) Seller or its applicable Subsidiary is not, and at Closing none of the Acquired Entities will be, in breach of or default under any Material Contract; and (iii) to the Knowledge of Seller, no third party to any Material Contract has exercised any termination or non-renewal rights with respect thereto, is in breach or default under such Material Contract or has given written notice of any dispute with respect to such Material Contract. Prior to the Closing, Seller shall have delivered or made available to Buyer complete and correct copies of all Material Contracts.

Section 3.14 Labor.

(a) Except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, neither Seller (solely in respect of the Business) nor any Acquired Entity is bound by any agreement with any trade union, works council, employee representative body or labor organization (covered by the National Labor Relations Act) and, to the Knowledge of Seller, no petition for recognition of labor organization is pending or threatened. Each such agreement listed on Section 3.14(a) of the Seller Disclosure Schedule is herein referred to as a “Business CBA.”

(b) Section 3.14(b) of the Seller Disclosure Schedule contains a list of all Business Employees and WilcoHess Employees above the store level as of April 30, 2014, including for each such employee their current job title, FLSA classification, base salary and hourly wage rate, and work location.

(c) There are no pending, or to the Knowledge of Seller, threatened, unfair labor practice charges, other grievances or Actions before any Governmental Entity arising under any applicable Law governing employment in connection with the Business or the Acquired Assets, other than any such charges, grievances or Actions that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect. Seller is and for the last twelve months has been in compliance with each Business CBA in all material respects.

Section 3.15 Compliance With Law.

(a) Except with respect to Laws relating or attributable to Taxes, employee benefits or environmental matters, which shall be governed exclusively by Section 3.11, Section 3.16 and Section 3.18, respectively, and except as set forth on Section 3.15(a) of the Seller Disclosure Schedule, Seller’s (solely with respect to the Business) and the Acquired Entities’ ownership and operation of the Business and the Acquired Assets is in compliance with applicable Laws in all material respects. To the Knowledge of Seller, none of Seller or the Acquired Entities is under investigation with respect to, or has been threatened in writing to be charged with or given written notice of, any violation of Laws applicable to the ownership and operation for the Business and the Acquired Assets, except for matters that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect.

(b) Except as set forth on Section 3.15(b) of the Seller Disclosure Schedule: (i) all approvals, permits, certifications, registrations, exemptions, licenses or other authorizations of Governmental Entities (collectively, “Permits”) required to conduct the Business, as conducted prior to the Closing Date, are in the possession of Seller or its Subsidiaries, are in good standing, all fees and charges for such Permits, to the extent due prior to the Closing Date, have been paid in full, are not subject to any Encumbrance (other than Permitted Encumbrances) and Seller and its Subsidiaries are operating in compliance therewith, (ii) as of the Closing (but without giving effect to the Sale), all Permits required to conduct the Business, as conducted on the date hereof, will be in full force and effect and in the possession of the Acquired Entities, other than those Business Permits for which appropriate arrangements have been implemented pursuant to Section 5.6(b), and (iii) except for such matters that may arise as a result of the transactions contemplated by this Agreement, to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit, in each case of (i), (ii) and (iii) except for such matters that would not reasonably be expected to, individually or in the aggregate, adversely affect the Business in any material respect.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a list of: (i) each material Seller Plan; and (ii) each employment, management consulting or similar agreement requiring payment by Seller (solely with respect of the Business) or its Affiliates to a Business Employee of base annual salary in excess of $200,000 (which, for the avoidance of doubt, shall not include any agreement with an employee that is terminable at will).

(b) Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule: (i) any Seller Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); (ii) there are no pending or, to the Knowledge of Seller, threatened material claims against any of the Acquired Entities involving any Seller Plan (other than routine claims for benefits); and (iii) the Acquired Entities have no material liability under Title IV of ERISA or Section 412 of the Code.

(c) Except as contemplated by Section 5.2 or as set forth on Section 3.16(c) of the Seller Disclosure Schedule, the consummation of the transactions contemplated hereby shall not, either alone or in combination with another event: (i) entitle any current or former employee or officer of the Business to material severance pay, unemployment compensation or any other payment for which Buyer or any Acquired Entity would be responsible; or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer for which Buyer or any Acquired Entity would be responsible.

(d) Section 3.16(d) of the Seller Disclosure Schedule sets forth a list of each material WilcoHess Plan. Each WilcoHess Plan has been established, maintained, operated, funded and administered in substantial compliance with its terms and applicable Laws, including ERISA and the Code. There are no pending or, to the Knowledge of Seller, threatened material claims or actions against WilcoHess involving the WilcoHess Plans or against any of the WilcoHess Plans (other than claims for benefits payable in the normal operation of the WilcoHess Plans). Each WilcoHess Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service), and, to the Knowledge of Seller, nothing has occurred since the date of such determination letter that is reasonably expected to adversely affect the qualified status of such plan or result in the revocation of such favorable determination letter. To the Knowledge of Seller, there have been no non-exempt prohibited transactions or breaches of fiduciary duty with respect to the WilcoHess Plans that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on WilcoHess or any of the Acquired Entities. No WilcoHess Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No WilcoHess Plan provides health or life insurance benefits beyond termination of employment or retirement other than healthcare continuation coverage pursuant to Section 4980B of the Code or similar law.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth with respect to the Business Intellectual Property owned by Seller a list of all material U.S. and foreign trademark registrations and applications (including Internet domain name registrations) and copyright registrations.

(b) Except as set forth on Section 3.17(b) of the Seller Disclosure Schedule, as of the Closing (but without giving effect to the Sale), the Business Intellectual Property and the Intellectual Property licensed, or with respect to which rights, services or other benefits are made available to Buyer, the Acquired Entities or their respective Affiliates under the Transition Services Agreement or the Trademark License Agreements, constitute all of the Intellectual Property that is currently used by Seller and its Affiliates in, and is necessary for, the conduct of the Business as currently conducted, except for such Intellectual Property which is not material to the operation of the Business or which can be readily obtained by Buyer, including as publicly available “commercial” software packages.

(c) Except as set forth on Section 3.17(c) of the Seller Disclosure Schedule, to the Knowledge of Seller: (i) the conduct of the Business as currently conducted by Seller is not infringing, misappropriating or violating any Person’s Intellectual Property rights in any material respect, and there is no material Action pending before any Governmental Entity or threatened in writing against Seller (in each case, with respect to the Business) or any Acquired Entities alleging such infringement; and (ii) no Person is infringing, misappropriating or violating any Business Intellectual Property owned by Seller in any material respect, and no material claims are pending before any Governmental Entity or are threatened in writing against any Person by Seller (in each case, solely with respect to the Business) or any Acquired Entity alleging such infringement.

(d) Other than as set forth in Section 3.6(a) and this Section 3.17, no other representation or warranty shall be deemed to be made in respect of intellectual property matters.

Section 3.18 Environmental Matters.

(a) Except as set forth on Section 3.18 of the Seller Disclosure Schedule or as otherwise would not constitute an Assumed Liability on or after the Closing:

(i) the Business’ operations are in compliance, and have been in compliance for the five year period immediately preceding the Closing Date, with all applicable Environmental Laws in all material respects;

(ii) Seller has obtained and possesses all Environmental Permits, all such Environmental Permits are in full force and effect, applications for renewals or amendment thereof have been timely filed, and Seller, its Subsidiaries and the Acquired Entities are, and for the five year period immediately preceding the Closing Date have been, operating in compliance with such Environmental Permits, except where the failure to obtain or possess, maintain in full force and effect, file for timely renewal or amendment, or operate in compliance with such Environmental Permits, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect;

(iii) all underground storage tanks ( the “UST”) located on the Business Real Property have been registered and are currently registered with the appropriate Governmental Entity and all required registration fees and transfer charges and Taxes or impositions therefor and UST fees for state reimbursement trust fund eligibility have been paid in full; Seller has taken all actions through the Closing Date necessary to establish and maintain eligibility for state reimbursement trust fund reimbursement under applicable Environmental Laws; all UST satisfy the most recent upgrade requirements of the applicable Governmental Entity; all UST, and the practices of Seller in the operation of such UST, including storing gasoline, tank testing, inventory control and leakage detection, comply in all material respects with all Environmental Laws applicable to such UST; all above ground storage tanks (if any) located on the Business Real Property comply with all Environmental Laws applicable to such above ground storage tanks;

(iv) no Action is pending, or, to the Knowledge of Seller, threatened, relating to Environmental Law to the extent affecting the Business or any Acquired Assets, or which would reasonably be expected to result in revocation of, or additional restrictions in, any material Environmental Permits;

(v) Seller is not subject to any pending judgment, order or decree or similar ruling pursuant to Environmental Law with respect to the Business, except for such judgments, orders, decrees or similar rulings that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect;

(vi) in the five year period immediately preceding the Closing Date, (A) none of Seller or its Affiliates has received a written notice or information request from any Governmental Entity regarding a violation of Environmental Laws or the release of Hazardous Materials in connection with the Acquired Assets or the Business which has not been responded to and complied with (in either case, to the extent response or compliance is required) and (B) none of Seller or its Affiliates has received any written notice of any alleged environmental liability with respect to the Acquired Assets or the Business that has not been responded to and complied with (in either case, to the extent response or compliance is required), other than, in the case of (A) and (B), such notices or information requests that have been resolved or which, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect; and

(vii) any and all Releases of any Hazardous Material by Seller or its Affiliates (solely with respect to the Business) have been properly reported to the appropriate Governmental Entities in accordance with, and if required by, Environmental Laws, and any remediation required has been or is being taken in accordance with Environmental Laws, except for such Releases or remediation that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect.

(b) Other than as set forth in this Section 3.18, no other representation or warranty shall be deemed to be made in respect of any environmental, health or safety matters, including any matters arising under Environmental Laws, or any matters relating to Hazardous Materials.

Section 3.19 Transactions with Affiliates. Except (a) as set forth on Section 3.19 of the Seller Disclosure Schedule, (b) for the Shared Assets (c) for the Ancillary Agreements and the transactions contemplated thereby and (d) as contemplated by Section 5.6, following the Effective Time: (i) none of Seller or any Retained Subsidiary will have any ownership, financial or other material interest in any material Asset used in the Business; (ii) neither Seller nor any Retained Subsidiary will owe any Indebtedness to any Acquired Entity; (iii) there will be no material agreements or arrangements between Seller or any Retained Subsidiary, on the one hand, and any Acquired Entity, on the other hand, and (iv) to the Knowledge of Seller, except for any employment, management consulting or similar contract set forth on Section 3.16(a) of the Seller Disclosure Schedule, there will be no Assigned Contract with any director or executive officer of Seller or any Acquired Entity.

Section 3.20 Brokers’ Fees. With the exception of fees and expenses payable to Goldman, Sachs & Co., which shall be the sole responsibility of Seller, neither Seller nor any of its Subsidiaries has employed any other broker, investment banker, financial advisor or other person who would have a valid claim for a fee or commission from Buyer or the Acquired Entities in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 3.21 Privacy and Data Security.

(a) Except as set forth on Section 3.21 of the Seller Disclosure Schedule, Seller’s (solely with respect to the Business) and the Acquired Entities’ use, storage, dissemination and disposal of any personally identifiable information concerning individuals (including, as applicable, customers and employees) is in compliance in all material respects with all applicable privacy policies, terms of use, contractual obligations and applicable Laws. To the Knowledge of Seller, Seller (solely with respect to the Business) and the Acquired Entities maintain policies and procedures regarding data security and privacy, and maintain, administrative, technical and physical safeguards with respect thereto, that are commercially reasonable.

(b) Except as set forth on Section 3.21 of the Seller Disclosure Schedule, in the two years period immediately preceding the Closing Date, there have been, to the Knowledge of Seller, no material security breaches relating to, or violations of any material security policy regarding, or any unauthorized access of, any Personal Data used by Seller (solely with respect to the Business) or the Acquired Entities in connection with the Business.

(c) Seller (solely with respect to the Business) and the Acquired Entities are in compliance with the Payment Card Industry Data Security Standard requirements in all material respects.

Section 3.22 Separation Activities.

(a) As of immediately prior to the Closing and after giving effect to the Separation Activities (but without giving effect to the Sale), no Acquired Entity shall have any material Tax liabilities or other liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that: (i) will be Assumed Liabilities;

(ii) were not liabilities or obligations of the Business prior to the Separation Activities and (iii) were caused by the performance or completion of any of the Separation Activities taken by Seller or its Affiliates (including any Acquired Entity), in each case excluding (A) any liability for Transfer Taxes and (B) any requirement to file Tax Returns or other procedural or filing obligation.

(b) Section 3.22 of the Seller Disclosure Schedule sets forth all guarantees (including under any Contract, letter of credit, Real Property Lease or Business Permits), surety bonds, covenants, indemnities, letters of credit, undertakings and similar credit assurances provided by Seller or any Retained Subsidiary to the Business that are in effect as of the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Due Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authorization of Transaction. Buyer has requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes, and each Ancillary Agreement, when executed and delivered by Buyer (assuming due authorization and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by the Bankruptcy and Equity Principles.

Section 4.3 Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby, except: (a) Governmental Filings under the HSR Act; or (b) such other Governmental Filings the failure of which to be obtained or made would not materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder.

Section 4.4 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not: (a) assuming all authorizations, consents and approvals contemplated by clauses (a) through (c) of Section 3.4 and clauses (a) and (b) of Section 4.3 have been made and/or obtained, violate any applicable Law to which Buyer is subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any material Contract to which Buyer is a party; or (c) violate the Articles of Organization of Buyer, except with respect to the foregoing clause (a) and (b) as would not, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or by any Ancillary Agreement or perform its obligations hereunder or thereunder.

Section 4.5 Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened which would reasonably be expected to challenge the validity or enforceability of this Agreement or any Ancillary Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby or thereby. As of the date of this Agreement, Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder.

Section 4.6 Acquisition of Equity for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Acquired Company Interest. Buyer confirms that the it can bear the economic risk of its investment in the Acquired Company Interest and can afford to lose its entire investment in the Acquired Company Interest, has been furnished the materials relating to Buyer’s purchase of the Acquired Company Interest which Buyer has requested, and Seller has provided Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Business and to acquire additional information about the Business. Buyer is acquiring the Acquired Company Interest for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Acquired Company Interest. Buyer agrees that the Acquired Company Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

Section 4.7 Funding. Buyer has as of the date of this Agreement, and shall have on the Closing Date, sufficient funds to enable Buyer to consummate the transactions contemplated by this Agreement and any Ancillary Agreement, including payment of the Initial Purchase Price (and all adjustments thereto) and fees and expenses of Buyer relating to the transactions contemplated hereby and thereby.

Section 4.8 Solvency. Buyer and its Subsidiaries are currently Solvent and, after giving effect to the transactions contemplated by this Agreement, including payment of the Initial Purchase Price, the incurrence of any Indebtedness and payment of all fees, expenses and other amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement and any Ancillary Agreement, Buyer and its Subsidiaries will be Solvent as of the Effective Time and immediately after the Effective Time.

Section 4.9 Brokers’ Fees. With the exception of fees and expenses payable to Barclays Capital Inc., which shall be Buyer’s sole responsibility, none of Buyer or any of its Affiliates has employed any other broker, investment banker, financial advisor or other person who would have a valid claim for a fee or commission from Seller or any Retained Subsidiary in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as otherwise contemplated by this Agreement, required by applicable Law, set forth on Section 5.1 of the Seller Disclosure Schedule or consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Seller agrees that, during the period from the date of this Agreement until the Closing, it shall cause the Business to be conducted in the Ordinary Course of Business and shall not (solely with respect to the Business and the Acquired Assets) and shall cause the Acquired Entities not to:

(i) authorize or effect any amendment to or change the limited liability company agreement, certificate of incorporation, by-laws or similar organizational documents of any Acquired Entity in a manner adverse to Buyer;

(ii) issue or authorize the issuance of any Equity Interests of any Acquired Entity, or grant any options, warrants, or other rights to purchase or obtain any Equity Interests in any Acquired Entity, or issue, sell or otherwise dispose of any Equity Interests in any Acquired Entity, other than to another Acquired Entity;

(iii) cause or permit any Acquired Entity to issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness, other than current liabilities and other than in connection with the issuance of letters of credit, surety bonds or other security or credit assurances in the Ordinary Course of Business;

(iv) except in the Ordinary Course of Business, enter into or amend a Material Contract or enter into or amend any Assigned Contract creating any post-Closing obligation of any of the Acquired Entities exceeding three (3) years or $5,000,000 or more in the aggregate with respect to any such Assigned Contract;

(v) except for the disposition of Inventory and the license of Intellectual Property in the Ordinary Course of Business, sell, lease, transfer, encumber or otherwise dispose of any (A) Retail Site or (B) other Acquired Assets that are material to the Business, in each case, other than (x) pursuant to any Contracts or commitments existing on the date hereof which Contracts and commitments are set forth in Section 5.1(a)(v) of the Seller Disclosure Schedule or (y) the abandonment of any of the trademark applications set forth in Section 5.1(a)(v) of the Seller Disclosure Schedule;

(vi) make any capital expenditures, enter into any lease of real property that would become Leased Real Property or acquire or construct any fixed assets, or in each case enter into commitments therefor, other than capital expenditures or commitments therefor that are consistent with the budget set forth on Section 5.1(a)(vi) of the Seller Disclosure Schedule;

(vii) adopt, enter into, amend in any material respect, alter in any material respect, or terminate any Seller Plan in respect of the Business Employees, any WilcoHess Plan or any employment agreement with any employee of the Business or grant or agree to grant any material increase in the wages, salary, bonus or other compensation, remuneration or benefits of any employee of the Business, in each case except for such actions, changes or other matters: (A) relating solely to Business Employees who are compensated on an hourly basis; (B) taken or otherwise arising in the Ordinary Course of Business (including ordinary course periodic increases in compensation and benefits and year-end and other Ordinary Course Bonuses and other cash and non-cash incentive awards); (C) as required under applicable Law, any existing Seller Plan or WilcoHess Plan, any existing employment agreement or other Contract or pursuant to any new Seller Plan or WilcoHess Plan or amendment to an existing Seller Plan to the extent applicable generally to employees of Seller (and not just of the Business); (D) the cost of which are borne solely by Seller and/or its Affiliates (other than the Acquired Entities); or (E) as required to comply with Section 5.2 of this Agreement.

(viii) make any changes to their accounting principles or practices to the extent affecting the Business, other than as may be required by Law, GAAP or generally accepted accounting principles in the jurisdictions of incorporation of any Acquired Entity;

(ix) initiate, settle, cancel, compromise, release or provide a waiver with respect to any Action relating to the Business, the Acquired Assets, the Assumed Liabilities or any portion thereof existing on or after the date of this Agreement and involving more than $1,250,000 individually or $5,000,000 in the aggregate, except where the settlement, cancellation, compromise, release or waiver would not adversely affect the Business or Buyer’s ownership or operation of the Business in any material respect;

(x) enter into, materially modify or terminate any Business CBA or other labor or collective bargaining Contract involving only Transferred Employees, or, through negotiation or otherwise, make any material commitment or incur any material liability to any labor organization involving only Transferred Employees other than effects bargaining and related obligations arising as a result of this Agreement;

(xi) enter into any Contract that would restrain or restrict the ability of Buyer to compete with any Person or to conduct any business or line of business in any geographic area;

(xii) cancel or modify in any material respect any WilcoHess Policies in effect as of the date of this Agreement;

(xiii) except for any termination or other effects arising in connection with the transactions contemplated by this Agreement, materially violate, terminate or permit the lapse of, or otherwise fail to maintain, any Business Permit;

(xiv) modify, amend or otherwise agree to any material conditions (if applicable to Buyer or its Affiliates, the Acquired Entities, the Business or any Assigned Contract after the Closing) to the transfer and assignment of the Contracts set forth on Section 5.1(a)(xiv) of the Seller Disclosure Schedule; and

(xv) agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xiv).

(b) Notwithstanding the right to consent or withhold consent with respect to the foregoing matters, nothing contained herein shall give Buyer any right to manage, control, direct or be involved in the management of Seller, the Acquired Entities or the Business prior to the Closing.

Section 5.2 Employment Matters.

(a) Employment. The employment of each WilcoHess Employee shall continue uninterrupted immediately following the Closing Date. Prior to the Closing Date, Seller shall take all actions necessary to transfer the employment of each Business Employee to an Acquired Entity, and the employment of each Business Employee shall continue uninterrupted immediately following the Closing Date, on the terms and conditions of employment in effect immediately prior to the Closing Date. If, despite its reasonable best efforts, Seller identifies, after the Closing Date (but no later than three (3) months after the Closing Date), a Business Employee who was inadvertently not transferred to an Acquired Entity prior to the Closing Date, Seller shall promptly notify Buyer of such fact, and the employment of such Business Employee shall be transferred from Seller (or its Affiliates) to an Acquired Entity as soon as reasonably practicable thereafter. All Business Employees (including those referred in the immediately preceding sentence) and all WilcoHess Employees are collectively referred to herein as “Transferred Employees.” Except as otherwise described in Sections 5.2(b), (c) or (d) or in subsection (b) of the definition of “Retained Liabilities” herein, the Acquired Entities shall, effective as of the date of a Transferred Employee’s employment by an Acquired Entity, assume or retain all liabilities and obligations related to the employment and the continuation or discontinuation of employment of each Transferred Employee, and the terms and conditions of employment of all Transferred Employees, regardless of whether such liability or obligation occurs prior to, on or after the Closing. To the extent separate payroll systems and databases are not established for the Acquired Entities prior to the Closing, Seller and Buyer shall cooperate with each other and transfer, or cause to be transferred, as necessary, all Transferred Employees from Seller’s pre-Closing payroll and databases to the payroll and databases of Buyer and its Affiliates on the Closing Date.

(b) Collective Bargaining Agreements. Prior to the Closing Date, Seller shall take all actions necessary to transfer the Business CBAs to an Acquired Entity, and, as of the effective date of such transfer, the applicable Acquired Entity shall assume or otherwise be or remain bound by, and shall retain or assume all liabilities or obligations under, the Business

CBAs, regardless of whether such liability or obligation arises or relates to events occurring prior to, on or after the Closing Date; provided that Seller shall retain any liability or obligation for any alleged failure to satisfy any “decision” and “effects” bargaining obligations under the Business CBAs arising from the transactions contemplated by this Agreement.

(c) Compensation and Benefits Continuation Generally.

(i) General. The WilcoHess Plans shall continue uninterrupted immediately following the Closing Date, and Buyer shall honor, assume, fulfill and discharge the liabilities and obligations of WilcoHess under all WilcoHess Plans in accordance with the terms of such WilcoHess Plans. Except as otherwise provided for under the terms of any Seller Plan or as otherwise specified in this Agreement or the Transition Services Agreement, the Transferred Employees shall cease, effective as of the Closing Date, any active participation in (including eligibility to contribute to) and any benefit accrual under each Seller Plan. Seller and such Seller Plans shall retain any liability or obligation under Seller Plans with respect to benefits accrued or benefit claims incurred by Transferred Employees prior to the Closing Date. Until at least one year after the Closing Date (or such longer period required by applicable Law or a Business CBA), Buyer and its Affiliates shall not reduce any Transferred Employee’s base salary or base wage rate or incentive compensation opportunity, each as in effect immediately prior to the Closing Date, other than any reduction on the basis of performance issues in Buyer’s ordinary course of dealings with individual employees, and shall provide employee and fringe benefits to Transferred Employees that are reasonably comparable in the aggregate to those provided to such persons immediately prior to the Closing Date under the applicable Seller Plans listed on Section 3.16(a) of the Seller Disclosure Schedule (excluding the Hess Corporation Employees’ Pension Plan and the Hess Corporation Employees’ Savings Plan,) or the WilcoHess Plans, or as otherwise required by applicable Law or a Business CBA; provided, however, that, unless otherwise required by a Business CBA, nothing herein shall require Buyer or its Affiliates to provide defined benefit pension plan benefits or post-retirement medical benefits to the Transferred Employees; and, provided further, that Buyer shall provide defined contribution benefits which are no less favorable than those provided as of the Closing Date to similarly situated employees of the Buyer under the Buyer 401(k); and provided further, that defined benefit pension plan benefits, defined contribution benefits and post-retirement medical benefits shall be disregarded for purposes of determining whether employee and fringe benefits provided by Buyer to Transferred Employees are reasonably comparable in the aggregate.

(ii) Service Credit. Buyer shall, or shall cause its applicable Affiliates to, recognize all service of the Transferred Employees with the Business, the Acquired Entities, Seller and all of its current or former Affiliates that are recognized under any Seller Plan or WilcoHess Plan applicable to service-related or measured entitlements under applicable Law (collectively, the “Service Credits”). All Service Credits shall be taken into account for purposes of determining, as applicable, the eligibility for participation, vesting and level of benefits (excluding credit for benefit accrual purposes under a defined benefit pension plan and credit for post-retirement medical plans under Buyer’s Plans) of any Transferred Employee under all employee benefit plans offered by Buyer or an Affiliate of Buyer to the Transferred Employees, including vacation plans or arrangements, 401(k) or other retirement plans and any severance, welfare plans, or service-related or measured entitlements under applicable Law.

(iii) Pre-Existing Conditions. Buyer shall: (A) waive any limitation on medical coverage of Transferred Employees and their eligible dependents due to pre-existing conditions under all applicable medical plans of Buyer or an Affiliate of Buyer to the extent such Transferred Employees or eligible dependents are currently covered under a medical plan of Seller or its Affiliates; and (B) credit Transferred Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such person, in each case, under the medical plan of Seller or its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of Buyer or an Affiliate of Buyer for such year.

(d) COBRA. Subject to the terms of the Transition Services Agreement, Buyer and its Affiliates shall assume, and the Acquired Entities shall have, all obligations to provide notice and continuation health care coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) to all Transferred Employees and their qualified beneficiaries who incur a qualifying event under COBRA at any time on or after the Closing. Seller and its Affiliates shall retain all obligations to provide continuation health care coverage in accordance with COBRA to all Business Employees and their qualified beneficiaries who incur a qualifying event under COBRA with respect to any Seller Plan that is a group health plan as a result of the Closing, or who were entitled to COBRA under such Seller Plan as a result of a qualifying event under COBRA that occurred prior to the Closing.

(e) Pension and Multiemployer Plans. Buyer shall assume the rights and obligations of Seller pursuant to the terms of each Business CBA with respect to pension benefits. For the avoidance of doubt, in no event shall Seller or any of its Affiliates have any obligation or liability for pension benefits under any Business CBA, nor shall the terms of any such Business CBA increase any benefit under any Seller Pension Plan to any person. To the extent required under a Business CBA, Buyer or an Acquired Entity shall continue participation in and shall assume or retain all obligations and liabilities with respect to the multiemployer plans (within the meaning of Section 3(37) of ERISA) described in such Business CBA, regardless of whether such obligations or liabilities arise or relate to events occurring prior to, on, or after the Closing. The parties intend that the transactions contemplated by this Agreement constitute a “change in corporate structure” within the meaning of Section 4218(1)(A) of ERISA with respect to the Business such that no withdrawal from such multiemployer plan shall occur as a result of such transactions. Each party will cooperate and take reasonable and appropriate steps to ensure that the applicable multiemployer plan has sufficient information to make such determination.

(f) Defined Contribution Plans. Buyer shall, or shall cause one of its Affiliates to, maintain or establish a defined contribution plan and trust for the benefit of

Transferred Employees (the “Buyer 401(k) Plan”). Buyer shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the Buyer 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Each Transferred Employee who participates in the Seller’s 401(k) plan (the “Business 401(k) Plan Beneficiaries”) shall, as of the Closing Date, be treated as a terminated participant under the Seller’s 401(k) plan. As soon as practicable after the Closing Date and in accordance with the terms of the Seller’s 401(k) plan, each Business 401(k) Plan Beneficiary shall be given the option to receive a distribution of his or her account balance under the Seller’s 401(k) plan from such plan and, in accordance with law and the terms of the Buyer 401(k) Plan, elect to roll over such amount excluding any outstanding loans into the Buyer 401(k) Plan.

(g) Cooperation. Within five days of the execution of this Agreement, Seller will provide Buyer with a list of all Business Employees and WilcoHess Employees, including for each such employee his or her current job title, FLSA classification, base salary and hourly wage rate, and work location, and such other current information as Buyer may reasonably request in order to facilitate the transfer of the Business Employees to Buyer’s systems and employee benefit plans, which list shall be updated by Seller, from time to time, prior to Closing. After the Closing Date, Buyer shall, and shall cause its Affiliates to, cooperate with Seller to provide such current information regarding the Transferred Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under any applicable Seller Plan that continues to be maintained by Seller or its Affiliates. Buyer shall, and shall cause its Affiliates to, permit Transferred Employees to provide such assistance to Seller as may be required in respect of claims against Seller or its Affiliates, whether asserted or threatened, to the extent that, in Seller’s opinion, (i) any Transferred Employee has knowledge of relevant facts or issues, or (ii) an Transferred Employee’s assistance is reasonably necessary in respect of any such claim. In addition, upon Seller’s reasonable request, Buyer shall and shall cause its Affiliates to, make the Transferred Employees available to Seller and its Affiliates in connection with the services and other transactions contemplated by the Transition Services Agreement, in accordance with the terms of such Transition Services Agreement, subject to applicable Law, Seller shall provide Buyer with such information regarding the Transferred Employees as Buyer may reasonably request (and in the timeframe reasonably required by Buyer) prior to, and following, the Closing in order for Buyer to comply with its obligations pursuant to this Section 5.2.

(h) Third Party Beneficiaries. Nothing in this Section 5.2 shall create any third party beneficiary right in any Person (other than the parties to this Agreement), including any Transferred Employee, any participant in any Seller Plan or WilcoHess Plan, or any dependent or beneficiary thereof, or any right to continued employment with Buyer, Seller, the Acquired Entities or any of their respective Affiliates. Nothing in this Section 5.2 shall constitute an amendment to any Seller Plan, WilcoHess Plan or any other plan or arrangement covering any Transferred Employees.

Section 5.3 Access to Information.

(a) Subject to Section 5.4, Seller shall cause its Representatives to afford Representatives of Buyer reasonable access during normal business hours to the officers,

directors, employees, agents, properties, offices and other facilities of the Business and the Acquired Assets (including all Business Real Property) and the books and records relating thereto, and shall furnish Buyer with such financial, operating and other data and information with respect to the Business and the Acquired Assets as Buyer, through its Representatives, may reasonably request; provided that such access shall only be upon the reasonable advance request of Buyer, shall not unreasonably disrupt personnel, operations and properties of the Business, and shall be at Buyer’s sole risk and expense. In exercising its rights hereunder, Buyer shall conduct itself so as not to unreasonably interfere in the conduct of the Business prior to the Closing. Buyer acknowledges and agrees that any contact or communication by Buyer and its Representatives with officers, employees or agents of the Business hereunder shall be arranged and supervised by Representatives of Seller, unless Seller otherwise expressly consents in writing with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Acquired Entities) shall be required to disclose to Buyer or any of its Representatives any: (i) information: (A) relating to any sale or divestiture process conducted by Seller or its Affiliates for the Business or Seller’s or its Affiliates’ (or their Representatives’) evaluation of the Business in connection therewith, including projections, financial or other information relating thereto; (B) if doing so could violate any Contract (provided that Seller shall use reasonable efforts to obtain consents or waivers from third parties under any such Contract in order to disclose such information to Buyer (it being understood that in no event shall Seller or its Affiliates be obligated to pay any consent fee or other consideration in connection with their efforts to obtain such consents or waivers)) or Law to which Seller or any of its Affiliates (including the Acquired Entities) is a party or is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges); or (C) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; or (ii) Hess Group Tax Return or any other information relating to Taxes or Tax Returns (other than information relating solely to the Business and the Acquired Entities). Prior to the Closing, Buyer shall not (and shall cause its Subsidiaries, Representatives and agents not to) use any information obtained pursuant to this Section 5.3(a) for any purpose unrelated to the transactions described in this Agreement. In addition, notwithstanding anything herein to the contrary, Buyer shall not have the right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath any Business Real Property prior to the Closing.

(b) Except as provided otherwise in Section 5.17, the parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidence of tile and other papers relating to the Business, the Acquired Entities and the Acquired Assets in their possession or the possession of their Affiliates until seven years following the Closing Date or such longer period as may be required by Law or applicable court order until the expiration of the relevant representation or warranty under this Agreement. After the Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller and its Representatives access, during normal business hours, to employees of the Business (including to prepare and appear as witnesses) and such information (including the right to make copies), cooperation and assistance relating to the Business and the Acquired Entities as is necessary for any reasonable business purpose, including insurance matters, financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any Action (including any Action that constitutes a Retained Liability). Seller shall reimburse Buyer for reasonable out-of-pocket costs and expenses incurred in assisting Seller pursuant to this Section 5.3(b).

Section 5.4 Confidentiality.

(a) Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect, except that the confidentiality and standstill obligations in the Confidentiality Agreement with respect to information relating to the Business will terminate at the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 7.2 hereof in accordance with its terms.

(b) From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Acquired Entities) to, continue to keep confidential and not use for any purpose all nonpublic information regarding Seller or its Affiliates (except to the extent relating to the Acquired Entities the Acquired Assets, the Assumed Liabilities or the Business) of which such Persons may be aware, provided that Buyer and its Representatives may disclose such information if required by judicial or administrative process or by any other requirements of applicable Law, regulation or regulatory process.

(c) From and after the Closing, Seller shall, and shall cause its Representatives to, keep confidential and not use for any purpose all confidential and proprietary information to the extent relating to Buyer, the Acquired Entities, the Acquired Assets, the Business and the Assumed Liabilities of which such Person may be aware; provided that Seller and its Representatives may disclose such information if required by judicial or administrative process or by any other requirements of applicable Law, regulation or legal or regulatory process. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall restrict any use or disclosure by Seller or its Representatives of any nonpublic information of the Acquired Entities, the Acquired Assets, the Business or the Assumed Liabilities to the extent such use or disclosure is necessary for Seller and such Representatives to handle post-Closing matters as required or permitted by this Agreement or any Ancillary Agreement, including in connection with any adjustment to the Initial Purchase Price, the provision of services and the performance of other obligations pursuant to any of the Ancillary Agreements, any indemnification claim made by any Buyer Indemnified Party, any post-Closing Tax filings, any filings with or audit by any Governmental Entity, the preparation of financial statements or in furtherance of any other reasonable business purposes.

(d) If any party is required by Law, regulation or legal or regulatory process to disclose any nonpublic information contemplated by Sections 5.4(b) and 5.4(c), such party being required to make such disclosure (the “Disclosing Party”) shall (i) if and as may be requested by the other party and at such other party’s sole cost and expense, take all reasonable steps to preserve the confidentiality of such information, including requesting that such information not be disclosed to non-parties or the public; (ii) to the extent reasonably permissible under applicable Law, give the other party prompt written notice of such request or requirement so that such other party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the other party, at such other party’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, such Disclosing Party will furnish only that portion of such information which, on the advice of such Disclosing Party’s counsel, is legally required to be disclosed and, upon the other party’s request and at the other party’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information.

Section 5.5 Regulatory Filings and Authorizations.

(a) Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate with each other to determine whether any filings are required to be made with, or consents, permits, authorizations, clearances (including any national security clearances), waivers or approvals are required to be obtained from, any Governmental Entities under any applicable Law in connection with the execution and delivery of this Agreement and the consummation of the Sale. Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates and Subsidiaries to, promptly file or cause to be filed, , all necessary Governmental Filings required in connection with the execution and delivery of this Agreement and the consummation of the Sale, including: (i) filing within 15 Business Days of the date of this Agreement the Pre-Merger Notification and Report Form under the HSR Act; (ii) filing, as soon as practicable, all other filings required under applicable Law or by Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Sale; and (iii) submissions of additional information reasonably requested by any Governmental Entity. Except as provided otherwise in Section 5.6, the costs of all Governmental Filings shall be borne 50% by Buyer and 50% by Seller.

(b) Seller and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly furnish the other with copies of material communications between Seller (including its Representatives) or Buyer (including its Representatives), as the case may be, and any Governmental Entity with respect to the filings described in Section 5.5(a). Seller and Buyer shall keep each other timely apprised of any material inquiries or material requests for additional information from any Governmental Entity pursuant to applicable Law in connection with the filings described in Section 5.5(a), and shall comply promptly with any such reasonable inquiry or request. Seller and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity relating to the filings described in Section 5.5(a). Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Governmental Filings described in Section 5.5(a) unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. If prior notice of such meetings is not reasonably practicable, each of Seller and Buyer will promptly inform the other of the substance of such meeting or discussion.

(c) Subject to the terms and conditions of this Agreement, including this Section 5.5, Buyer and Seller shall cooperate with each other and use their respective reasonable best efforts to ensure that all necessary and appropriate consents, approvals, waivers, actions, non-actions, or other authorizations from Governmental Entities, including any antitrust clearance under the HSR Act, are obtained as promptly as practicable, and that any conditions set forth in or established by any such consents, clearances, approvals, waivers, actions, or non-actions or other authorizations from Governmental Entities are wholly satisfied according to their terms. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.5, and in furtherance of the foregoing, Buyer shall agree to take or cause to be taken the following actions: (i) the prompt use of its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Sale; (ii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Sale in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Sale, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (i) of this Section 5.5(c)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and (iii) such steps (if any) as may be required to ensure that no state divorcement Law (and no Action brought in respect thereof) prevents or delays the Closing.

(d) Notwithstanding anything to the contrary, nothing in this Section 5.5 shall require (and reasonable best efforts shall in no event require) any of Buyer, Seller or their respective Subsidiaries or Affiliates to agree to or take any action that, individually or in the aggregate, has or would be reasonably likely to have (i) in the case of Seller or its Subsidiaries or Affiliates, a Material Adverse Effect, or (ii) in the case of Buyer or its Subsidiaries or Affiliates, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Buyer and its Subsidiaries and Affiliates, taken as a whole, and after giving effect to Buyer’s acquisition of the Business, provided, that in determining whether a material adverse effect has occurred or would be reasonably likely to occur under this clause (ii), Buyer and its Subsidiaries and Affiliates shall be deemed to be of a size, in terms of assets, liabilities, business and results of operations, equal to the size of the Business, and any actions that Buyer or its Subsidiaries or Affiliates take or are required to take to comply with applicable divorcement Laws shall not be considered. Notwithstanding anything else to the contrary in this Agreement, (A) Seller shall have no obligation whatsoever to retain, sell, otherwise dispose of, hold separate or license or otherwise grant any rights in or to, any portion of the Business or any of its other businesses, assets or operations in order to satisfy its obligations under this Section 5.5, except to the extent (x) related solely to the Business (but not involving the retention by Seller or any Retained Subsidiary of any portion of the Business) and (y) conditioned upon the occurrence of the Closing; and (B) Buyer and its Subsidiaries and Affiliates shall have no obligation whatsoever to sell, divest or otherwise dispose of, hold separate, license or otherwise grant any rights to any of their assets, businesses, product lines, or properties other than company owned (whether by Seller or any of its Subsidiaries and Affiliates) retail fuel and convenience store locations, including the Retail Sites (and related tangible or intangible assets necessary to effectuate the sale of such locations as they are currently operated in the ordinary course, and including, if necessary, the entering into any transition services or supply agreements), or contracts or commitments (including for the supply of petroleum products) with retail branded fuel locations.

(e) For the avoidance of doubt, this Section 5.5 does not apply to Seller’s obligations with respect to the potential transfer of Seller Business Permits, which is governed exclusively by Section 5.6.

Section 5.6 Separation Activities.

(a) Prior to the Closing Date, subject to Section 2.1 (with respect to the separate conveyance of the Equity Interests of Hess Wilco Holdings, LLC (and hence the WilcoHess 56% Equity Interests) and the separate conveyance of certain Acquired Assets) and Section 5.6(c), Seller shall: (i) sell, assign, transfer, convey and deliver to the Acquired Company, and the Acquired Company shall accept the assignment, transfer, conveyance and delivery of, all Equity Interests in the Acquired Entities (other than the Acquired Company); (ii) sell, assign, transfer, convey and deliver to an Acquired Entity, and the Acquired Entities shall accept the assignment, transfer, conveyance and delivery of, and (as applicable) assume, all of the Acquired Assets and the Assumed Liabilities, in each case to the extent that any such Equity Interest, Acquired Asset or Assumed Liability is not already owned and held by the Acquired Company or another Acquired Entity, as applicable, and otherwise in accordance with the terms and conditions of the Contribution/Assignment and Assumption Agreements ((i) and (ii) collectively, the “Separation Activities”); and (iii) otherwise provide the Acquired Entities the right to use or the economic benefits of, as contemplated by Section 5.6(c) and Section 5.6(d), any Acquired Assets that are not transferred to an Acquired Entity pursuant to the preceding clause. Notwithstanding the foregoing, this Section 5.6(a) shall not be deemed to apply to any Business Permits, and Seller’s obligations with respect to Business Permits shall be governed by Section 5.6(b). Seller shall keep Buyer reasonably informed of the details and operational procedures that will be undertaken by Seller in the Separation Activities, including communicating with Buyer any and all limitations, including rights of first refusal procedures, credit assurance requests, consents or other restrictions on transfer encountered by Seller as part of the Separation Activities, and, to the extent permissible under applicable Laws, consult with Buyer prior to engaging in any Separation Activities pursuant to any such limitations or restrictions; provided that, except for the matters set forth on Section 5.6(a) of the Seller Disclosure Schedule, Seller shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) provide or permit any Subsidiary, including the Acquired Entities, to provide to any counterparty to any Assigned Contract or provide in connection with any Business Permit any bond, guaranty, letter of credit or other form of credit assurance (collectively, “Credit Assurance”) with a guaranteed obligation in excess of $1,000,000 that any such counterparty may request as a condition to such counterparty’s consent to (or waiver of consent for) the performance of any Separation Activity for an Assigned Contract; provided further, that if Seller is prevented from conducting a Separation Activity with respect to an Assigned Contract as a consequence of Buyer’s failure to provide its consent to the provision of Credit Assurance to such counterparty, such affected Assigned Contract will be treated under Section 5.6(c) as an Acquired Asset for which consent was not obtained prior to

Closing and Seller shall be deemed to have complied with its obligation under this Section 5.6(a) with respect to such Assigned Contract for purposes of this Agreement, including Section 6.2(b). Seller will provide Buyer with copies of material definitive documentation for the Separation Activities from time to time as a material portion of such Separation Activities are completed.

(b) Prior to the Closing, Seller shall use its reasonable best efforts (including, in Seller’s sole discretion, by using reasonable best efforts to transfer any Seller Business Permit to an Acquired Entity, to the extent permitted by applicable Law and the terms of such Seller Business Permit), at Seller’s sole cost and expense, to cause the Acquired Entities to obtain and maintain all Business Permits that are not held by the Acquired Entities as of the date of this Agreement. To the extent any Business Permits are not held by the Acquired Entities as of the Closing, Seller and Buyer shall cooperate with each other in good faith and use their respective reasonable best efforts to implement appropriate arrangements (to the extent permitted under applicable Law and applicable Business Permits) so as to allow the continued operation of the Business by the Acquired Entities notwithstanding the absence of such Business Permits. For the avoidance of doubt, except as expressly set forth in this Agreement, from and after the Closing obtaining and maintaining any Permit necessary or appropriate to operate the Business shall be Buyer’s responsibility at its sole cost and expense. In connection with Seller’s efforts under this Section 5.6(b), Buyer shall provide, or shall cause to be provided, guarantees, letters of credit, surety bonds or similar credit assurances as may be requested by any Governmental Entity. The foregoing obligations are in addition to the Governmental Filings contemplated by Section 5.5 and shall in no way limit or affect the respective obligations of the parties under Section 5.5.

(c) To the extent that the sale, conveyance, transfer, assignment or delivery to, or the assumption by, any Acquired Entity of any Acquired Asset (including any Assigned Contract) or Assumed Liability is prohibited by any applicable Law or would require any authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained on or prior to the Closing Date, then, unless the parties hereto shall otherwise agree, the transfer or assignment of such Acquired Asset or the assumption of such Assumed Liability, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such authorization, approval, consent or waiver has been obtained or made. Notwithstanding the foregoing, any such Asset or liability shall continue to constitute an Acquired Asset or Assumed Liability, as applicable, for all other purposes of this Agreement.

(d) If after the Closing Date any Acquired Asset or Assumed Liability is owned or held by Seller or any of its Subsidiaries, as a consequence of Section 5.6, then, insofar as reasonably possible and to the extent permitted by Law and any applicable Contract: (i) Seller or its Subsidiary owning or holding such Asset shall thereafter hold such Asset for the use and benefit of Buyer (at the expense of Buyer); (ii) Buyer shall, or shall cause one of its Subsidiaries (including the Acquired Entities) to, pay, perform and discharge such liability, on a timely basis and in accordance with the terms thereof, on behalf of Seller or its Subsidiary holding such liability; and (iii) Seller or its applicable Subsidiary owning or holding such Asset or liability shall treat such Asset or liability in the Ordinary Course of Business in accordance with past practice and take such other actions as may be reasonably requested by Buyer (at

Buyer’s sole expense) in order to place Buyer in a substantially similar position as if such Asset or liability had been transferred, assigned, assumed or retained in connection with the Closing to or by the party entitled thereto and so that all the benefits and burdens relating to such Asset or liability, including use, risk of loss, potential for gain, and dominion, control and command over such Asset or liability, and all costs and expenses related thereto, shall inure from and after the Closing Date to Buyer.

(e) Following the Closing, the parties shall cooperate using their respective reasonable best efforts to obtain promptly any authorizations, approvals, consents or waivers required for the assignment and transfer of any Acquired Assets or Assumed Liabilities to an Acquired Entity that were not transferred prior to Closing. If and when any such authorization, approval, consent or waiver for the assignment and transfer of any such Assets or liabilities is obtained or Buyer notifies Seller that Buyer has determined that such authorization, approval, consent or waiver is no longer necessary, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Assets or Assumed Liabilities to Buyer or an Acquired Entity for no further consideration.

Section 5.7 Publicity. Seller and Buyer agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement and shall coordinate the timing of any public disclosure. Seller and Buyer agree that no public release, filings, notifications, announcement or other communications (including any proxy statement or other communication with shareholders and Governmental Filings) concerning the terms, conditions or substance of this Agreement or the transactions contemplated hereby shall be issued, released, filed, disseminated or published by any party or its Affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except that each of Seller and Buyer may issue (x) a press release upon the execution of this Agreement and (y) such other release or announcement that, upon the advice of outside counsel, is likely required by Law or the rules and regulations of any stock exchange upon which the securities of Seller or Buyer, as applicable, or any of their respective Affiliates, are listed. Each party shall, to the extent practicable, allow the other party reasonable time to review and comment on all public releases, filings, notifications, announcement or other communications (including proxy statement and other communications with shareholders and Governmental Filings) concerning the transactions contemplated hereby in advance of their issuance, release, filing, dissemination or publication. For the avoidance of doubt, nothing in this Section 5.7 shall preclude any party from disclosing this Agreement or the substance or any relevant details of the transactions contemplated by this Agreement on a confidential basis to any of its Representatives, provided that such Representatives have been informed of such party’s confidentiality obligations hereunder and under the Confidentiality Agreement.

Section 5.8 Further Assurances.

(a) Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting or expanding the obligations of the parties under any other provision of this Agreement, including those set forth in Section 5.5, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto including preparing for the provision of and receipt of the Transition Services; (ii) the obtaining of all applicable Permits, authorizations, approvals, consents and waivers of any Governmental Entity or third party, including any authorization, approval consent or waiver necessary to sell, assign, transfer and convey any Assigned Contract to the Acquired Entities and for the Sale; (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; (iv) the good faith negotiation of the final forms of the Transition Services Agreement and the Lease and Buy-Out Agreement (consistent with Exhibit E and Exhibit F hereto and Section 2.6 hereof and with such changes as Seller and Buyer may otherwise agree in good faith) and, if requested by Buyer, an off-site fuel supply agreement pursuant to which Seller will supply fuel to the Business after the Closing, in each case including the required schedules and exhibits thereto; and (v) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of Seller and Seller’s Affiliates (other than the Acquired Entities) or, prior to Closing, the Acquired Entities, shall be obligated to make any payments (unless required in connection with the transfer of Permits contemplated by Section 5.6(b)) or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

(b) Seller shall, and shall cause its Affiliates to, take all actions reasonably necessary so as to allow Seller to be ready and able to provide the transition services contemplated by the Transition Services Agreement at Closing.

(c) Subject to Section 5.6, within ten years after the Closing Date, if any party discovers that any Acquired Assets were not transferred to the Acquired Entities or Buyer as part of the consummation of the transactions contemplated by this Agreement, then any such Assets shall be deemed to have been held in trust by Seller and the Retained Subsidiaries, and Seller shall and shall cause its Subsidiaries and Affiliates (if applicable) to promptly transfer, assign and convey such assets to an Acquired Entity or Buyer as directed by Buyer without any additional consideration therefor.

(d) If any party discovers, within ten years after the Closing Date, that any of the Acquired Entities owns any Assets that constituted or should have constituted Excluded Assets as of the Closing Date, or that any Assets that have otherwise been transferred by Seller or any of its Affiliates to Buyer or any of its Affiliates were or should have constituted Excluded Assets as of the Closing Date, then any such Assets shall be deemed to have been held in trust by the Acquired Entities, Buyer or their Affiliates for Seller and the Retained Subsidiaries, and Buyer shall, and shall cause the Acquired Entities and its other Affiliates to, promptly transfer, assign and convey such assets to Seller (or any of its Affiliates as designated by Seller) without any consideration therefor.

Section 5.9 Contacts. During the period commencing on the date hereof and ending on the Closing Date, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its officers, directors, employees and other Representatives not to, contact any suppliers, vendors or dealers to, franchisees of, or others having material business relationships with, the Business in connection with or pertaining to the transactions contemplated by this Agreement or the Ancillary Agreements. In the event Seller provides such consent, a management employee of Seller shall at all times accompany Buyer’s Representative(s) to any meeting with such suppliers or customers and shall participate with Buyer’s Representative in any such discussions. Notwithstanding the foregoing, this Section 5.9 shall not limit or otherwise restrict Buyer or its Affiliates from contacting or having business dealings with any such Person with whom Buyer or such Affiliate has or may have business dealings, so long as such contact or business dealings relate to Buyer’s or its Affiliates’ operation of their business and not to Seller’s or its Affiliates’ business dealing with such Person with respect to the Business or the Acquired Assets or with respect to any aspect of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 5.10 Disclosure Supplement. Seller shall have the right from time to time prior to the Closing to supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising that, if existing or known at the date of this Agreement, would have been required to be set forth or described on the Seller Disclosure Schedule. Except for the amendments contemplated by Section 2.6, such supplemental or amended disclosure: (i) shall not be taken into account for the purpose of determining whether or not the conditions set forth in ARTICLE VI have been satisfied or for the purpose of the delivery of the certificate required to be delivered to Buyer pursuant to Section 6.2(c); (ii) shall be taken into account for the purpose of determining whether Buyer is entitled to indemnification for any breach or inaccuracy of any of the representations or warranties set forth in ARTICLE III to the extent such supplemental or amended disclosure pertains to events or matters occurring or arising after the date hereof; and (iii) shall not be taken into account for the purpose of determining whether Buyer is entitled to indemnification for any breach or inaccuracy of any of the covenants or the representations or warranties set forth in ARTICLE III to the extent such supplemental or amended disclosure pertains to events or matters occurring or arising prior to the date hereof.

Section 5.11 Termination of Inter-Company Agreements and Balances.

(a) Except for (i) this Agreement and the Ancillary Agreements and (ii) those Contracts, if any, set forth on Section 5.11(a) of the Seller Disclosure Schedule, Seller shall terminate, on or prior to the Closing, all Contracts, written or oral, between Seller (solely with respect to the Business), any Retained Subsidiaries or any of their respective Affiliates (other than the Acquired Entities), on the one hand, and any Acquired Entity, on the other hand (the “Terminating Contracts”).

(b) Except as set forth on Section 5.11(b) of the Seller Disclosure Schedule and other than any payables, receivables or other inter-company accounts under any Ancillary Agreement, Seller shall, as of the Closing, eliminate (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion) all inter-company accounts existing prior to the Closing, whether payables or receivables, between Seller, any Retained Subsidiary or any of their respective Affiliates (other than the Acquired Entities), on the one hand, and the Acquired Entities, on the other hand.

Section 5.12 Termination of Certain Support Services. Buyer acknowledges that the Business currently receives from Seller and its Affiliates certain administrative and corporate services and benefits of a type generally provided to other businesses and Subsidiaries of Seller (the “Support Services”). Seller and Buyer acknowledge that all Support Services shall cease at Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Closing Date, with no further obligation of any party thereto, except to the extent set forth and in accordance with the terms and conditions of the Transition Services Agreement.

Section 5.13 Insurance Matters. Buyer acknowledges that, except for the WilcoHess Policies, the policies and insurance coverage maintained in favor of the Business, the Acquired Entities and the Acquired Assets are part of the corporate insurance program maintained by Seller and its Affiliates (such policies, the “Corporate Policies”), and such coverage will not be available or transferred to Buyer or any Acquired Entity. In furtherance and not in limitation of the foregoing, Buyer agrees and agrees to cause the Acquired Entities not to bring any claim for recovery under any of the Corporate Policies, whether or not such Person may be so entitled in accordance with the terms of such Corporate Policies. It is understood that Seller shall be free at its discretion at any time from and after the Closing to cancel or not renew any of the Corporate Policies.

Section 5.14 Certain Intellectual Property Matters.

(a) Except as otherwise set forth in the Trademark License Agreements, following the Closing, Buyer shall, and shall cause the Acquired Entities and each of Buyer’s other Affiliates to: (i) cease to make any use (in any form or manner) of (Y) any names or Trademarks that include the terms “Hess” or “Hess Corporation,” or any other Trademark owned by Seller or any of its Affiliates, including any of those Trademarks set forth on Section 5.14(a) of the Seller Disclosure Schedule, and/or (Z) any name or Trademark that is derived from, a variant of or otherwise related to, or that contains or comprises any the foregoing names or Trademarks (in part or whole, including any formatives thereof), and including any contractions, combinations, abbreviations, derivations, translations or transliterations of any such names and/or Trademarks, and any names or Trademarks confusingly similar to, or likely to be confusingly similar to, or dilutive of, any of the foregoing, in any jurisdiction in the world (and regardless of whether alone or in combination with any other words, phrases or designs) (collectively, all such names and Trademarks, the “Excluded Marks”), including as part of any company name or Internet domain name; and (ii) cease to, and not at any time thereafter, hold itself or themselves out as having any affiliation or association with Seller or any of its Affiliates.

(b) Buyer shall be responsible for any and all costs and expenses incurred in assigning, transferring, recording and perfecting any and all right, title and interest of Buyer in the Intellectual Property and IT Assets included in the Acquired Assets, including the filing and recordation of assignment and other instruments in order to evidence the transfer of any Intellectual Property or IT Assets included in the Acquired Assets.

Section 5.15 Compliance with WARN Act and Similar Statutes. Provided that on or before the Closing Seller has supplied Buyer with a true and complete list of employee layoffs, by date and location, implemented by the Business in the 90-day period preceding the Closing, Buyer shall indemnify, defend and hold Seller harmless from any and all Losses arising under the WARN Act for such layoffs to the extent such Losses result from the actions or omissions of Buyer or any Acquired Entity (or their respective Affiliates) occurring on or after the Closing. Seller shall indemnify, defend and hold Buyer harmless from any and all Losses arising under the WARN Act to the extent such Losses result from the actions or omissions of Seller or any Acquired Entity (or respective Affiliates) occurring prior to the Closing (and without regard to any actions or omissions of Buyer or any of its Affiliates (including, from and after the Closing, the Acquired Entities) from and after the Closing). Buyer and Seller agree that, before and after the Closing, they will provide one another with advance notice of, and reasonable cooperation with respect to, the consideration, planning and implementation of any employee layoffs affecting the Business that could implicate the WARN Act.

Section 5.16 Mail and Other Communications. After the Closing Date, each of Seller, Buyer and their respective Subsidiaries may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date, each of Seller and Buyer and their respective Subsidiaries authorizes Seller and its Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, as the case may be, to receive and open (acting solely as agent for the other party) all mail, packages, facsimiles, email and other communications received by it and not unambiguously intended for such other party (or its Subsidiaries) or any of such other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party, the receiving party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other party. The provisions of this Section 5.16 are not intended to, and shall not be deemed to, constitute an authorization by any of Seller, Buyer or their respective Subsidiaries to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.

Section 5.17 Tax Matters.

(a) Liability for Taxes.

(i) Seller shall be liable for, shall pay (or caused to be paid) and shall indemnify and hold harmless Buyer from and against all Taxes imposed on the Acquired Entities or on Seller with respect to the Business for (A) any taxable period ending prior to the Closing Date and, (B) with respect to any taxable period beginning before and ending on or after the Closing Date (a “Straddle Period”), the portion of such Straddle Period ending at the close of the day before the Closing Date, in the manner described in Section 5.17(a)(iii).

(ii) Buyer shall be liable for, shall pay (or cause to be paid) and shall indemnify and hold harmless the Seller Indemnified Parties from and against all Taxes imposed on the Acquired Entities or on Buyer or any Acquired Entity in respect of the Business (A) for any taxable period beginning on or after the Closing Date and, (B) with respect to any Straddle Period, the portion of such Straddle Period beginning on and including the Closing Date.

(iii) For purposes of this Section 5.17, to the greatest extent permitted by Law or administrative practice, the parties shall cause the taxable year of each of the Acquired Entities for purposes of any Tax to close on the day before the Closing Date. Whenever it is necessary to determine the liability for Taxes that are payable with respect to a Straddle Period, except as provided in the following sentence, the amount of any such Taxes that is allocable to the portion of such period ending on the day before the Closing Date shall be deemed equal to the amount that would be payable if the taxable year ended on the day before the Closing Date (for clarification purposes, an interim closing of the books). In the case of Taxes imposed on a periodic basis (including real and personal property Taxes) for a Straddle Period, Seller shall be liable for the product of the amount of such Taxes for the Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) and a fraction, the numerator of which is the number of days up to, but not including, the Closing Date, and the denominator of which is the number of days in the entire period, and Buyer shall be liable for the remaining amount of such Taxes. In the case of any franchise Tax or other Tax providing the right to do business, such Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax. For purposes of any Tax that is payable for a Straddle Period (including real and personal property Taxes), the Buyer shall be responsible for the timely payment of such Taxes and Buyer shall notify Seller of the proration of such Taxes as set forth herein. Seller shall pay to Buyer its share of such Taxes at least two (2) days prior to the due date for such Taxes (or, if later, within five (5) days following receipt of the notice of billing).

(iv) Notwithstanding anything in this Agreement to the contrary, each of Seller and Buyer shall be liable for, shall pay (or cause to be paid) and shall indemnify and hold harmless the other from and against one-half (1/2) of any Transfer Taxes. Buyer shall prepare and timely file (or cause to be prepared and timely filed) when due all Tax Returns required to be filed in respect of Transfer Taxes and shall remit (or cause to be remitted) to the applicable taxing authorities the Transfer Taxes shown to be due in respect of such Tax Returns, and shall provide Seller proof of such payment. Seller shall reasonably cooperate with Buyer in the preparation and filing of any such Tax Returns.

(v) The obligations of Seller to indemnify and hold harmless Buyer, on the one hand, and the obligations of Buyer to indemnify and hold harmless the Seller Indemnified Parties, on the other hand, pursuant to this Section 5.17(a) shall terminate sixty (60) days after the expiration of the applicable statute of limitations; provided, however, that if there is no applicable statute of limitations, such obligations shall terminate on the third anniversary of the Closing Date.

(vi) Whenever Seller shall be required to pay to Buyer or Buyer shall be required to pay to any Seller Indemnified Party an amount pursuant to this Section 5.17(a), such payments shall be made on the later of ten (10) Business Days after such payments are requested or two Business Days before the requesting party is required to pay the related Tax liability.

(b) Tax Returns.

(i) Seller shall prepare (or cause to be prepared) and file (or cause to be filed) (A) all Tax Returns of or that include Seller or any Subsidiary of Seller that is not an Acquired Entity (a “Hess Group Tax Return”) and (B) all other Tax Returns that are required to be filed by or with respect to the Acquired Entities, the Business or the Acquired Assets for taxable periods ending before the Closing Date, and shall remit or cause to be remitted to the applicable taxing authorities any Taxes shown to be due in respect of such Tax Returns.

(ii) Buyer shall prepare and file (or cause to be prepared and filed) all other Tax Returns that are required to be filed after the Closing Date by or with respect to the Acquired Entities, the Business or the Acquired Assets (including Tax Returns, other than Hess Group Tax Returns, for any Straddle Period), and Buyer shall remit or cause to be remitted to the applicable taxing authorities any Taxes shown to be due in respect of such Tax Returns.

(iii) With respect to Tax Returns to be filed by Buyer pursuant to Section 5.17(b)(ii) that relate to a Straddle Period, such Tax Returns shall be filed in a manner consistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns. For Income Tax Returns, Buyer shall submit such Income Tax Returns to Seller in draft not later than ninety (90) days prior to the due date for filing such Income Tax Returns (giving effect to valid extensions) (or, if such due date is within ninety (90) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller. If Seller objects to any item(s) contained in any such draft Income Tax Return, then Seller shall notify Buyer of such disputed item(s) and the basis for its objection within 30 days of the day of receipt of such Income Tax Return, and Buyer and Seller shall act in good faith to resolve any such dispute for the 30-day period thereafter. If within 30 days of Seller’s delivery of a notice of objection the parties have not reached an agreement regarding such Income Tax Return, then the dispute shall be presented to the Independent Accounting Firm, whose determination (except to the extent relating to any interpretation of Law or terms of this Agreement) shall be final and binding on both parties and may be entered and enforced in any court having jurisdiction. For other Tax Returns relating to a Straddle Period, Buyer shall submit to Seller such Tax Returns in draft not later than thirty (30) days prior to the due date for filing such Tax Returns (giving effect to valid extensions) (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller. If Seller objects to any item(s) contained in any such draft Tax Return, then Seller shall notify Buyer of such disputed item(s) and the basis for its objection within fifteen (15) days of the receipt of such Tax Return. If within five (5) days of Seller’s delivery of a notice of objection the parties have not reached an agreement regarding such Tax Return, then Buyer may file such Tax Return incorporating Seller’s reasonable objections. Further, for those items that the parties have not reached an agreement regarding such Tax Return and which were not incorporated into the Tax Return that was filed, the dispute shall be presented to the Independent Accounting Firm, whose determination (except to the extent relating to any interpretation of Law or terms of this Agreement) shall be final and binding on both parties and may be entered and enforced in any court having jurisdiction. Buyer shall then prepare and file an amended Tax Return reflecting the determination of the Independent Accounting Firm, to the extent it was not incorporated into the initial Tax Return as filed by Buyer.

(iv) Neither Buyer nor any of its Affiliates shall amend, refile or otherwise modify, or grant an extension of any statute of limitations with respect to, any Tax Return relating (A) in whole or in part to the Acquired Entities, the Business or the Acquired Assets with respect to any taxable period ending before the Closing Date, without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion, or (B) to the Acquired Entities, the Business or the Acquired Assets with respect to any Straddle Period, without the prior consent of Seller, which consent shall not be unreasonably withheld. For the avoidance of doubt, neither Buyer nor any of its Affiliates at any time shall take any action with respect to any Hess Group Tax Return.

(c) Refunds and Credits.

(i) Any Tax refund, credit or similar benefit, including interest thereon, received by or credited to Buyer or any of its Affiliates (including, from and after the Closing Date, any Acquired Company) with respect to any Taxes paid prior to the Closing Date (for the avoidance of doubt, including Taxes paid prior to the Closing Date in respect of sales or transactions occurring after the Closing Date) or to any taxable period ending before the Closing Date, and with respect to any Straddle Period, to the portion of such Straddle Period ending on the day before the Closing Date, shall be paid by Buyer to Seller within five (5) days after the receipt of such Tax refund or the claiming of such credit or similar benefit.

(ii) For purposes of this Section 5.17, where it is necessary to apportion a refund, credit or similar benefit, between Seller and Buyer for a Straddle Period, such refund, credit or similar benefit shall be apportioned between Seller and Buyer as provided in Section 5.17(a)(iii).

(iii) Buyer shall, and shall cause its Affiliates to, cooperate in obtaining as soon as permitted by applicable Law any refund, credit or similar benefit, to any taxable period ending before the Closing Date, and with respect to any Straddle Period, to the portion of such Straddle Period ending on the day before the Closing Date, that Seller reasonably believes should be available, including through filing amended Tax Returns with the applicable taxing authorities.

(iv) Buyer shall not elect to carry back or over any net operating loss or other Tax item to (A) any Hess Group Tax Return for any period or (B) any other Tax Return for a period ending before the Closing Date. If any such carryback or carryover is required by Law and cannot be waived, then any Tax refund or other Tax benefit resulting therefrom shall be for the account of Seller.

(d) Contests.

(i) Each of Buyer and Seller shall notify the other in writing within ten (10) days upon receipt of written notice of any pending or threatened audit, notice of deficiency, examination, assessment or any other administrative or judicial proceeding (“Audit”) which may affect any Tax liability for which the other party may be liable pursuant to this Section 5.17; provided that no delay on the part of the Indemnified Party in giving such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless the Indemnifying Party is prejudiced by such delay.

(ii) Seller shall have the sole and absolute right to: (i) conduct any Audit or other claim that relates to (A) any Hess Group Tax Return or (B) any other Tax Return or Tax for a taxable period ending before the Closing Date; (ii) employ counsel of its choice in connection therewith; and (iii) settle any such Audit or other claim on such terms as it may determine. Seller and Buyer jointly shall control any Audit for Taxes in respect of the Acquired Entities or the Acquired Assets (other than a Hess Group Tax Return) with respect to a Straddle Period, including entering into a joint defense agreement with counsel agreeable to both Seller and Buyer. Buyer shall have the sole and absolute right to: (i) conduct any Audit or other claim that relates to any Tax Return or Tax for a taxable period beginning on or after the Closing Date; (ii) employ counsel of its choice in connection therewith; and (iii) settle any such Audit or other claim on such terms as it may determine.

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving any Acquired Entity shall be terminated as of the Closing Date, and, after the Closing Date, none of the Acquired Entities shall be bound thereby or have any liability thereunder.

(f) Tax Matters Cooperation. Each of Buyer and Seller shall and shall cause its respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Acquired Entities and in respect of the Business or the Acquired Assets and in connection with any Audit with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer shall: retain all books and records with respect to Tax matters pertinent to each of the Acquired Entities or the Acquired Assets relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof), and shall abide by all record retention agreements entered into with any taxing authority. In connection with the foregoing, Buyer acknowledges that Seller may be required to prepare Tax Returns relating to WilcoHess, its Subsidiaries and its business after the Closing and Buyer will use its reasonable best efforts to timely provide any records and information required by Seller for, and otherwise cooperate with Seller in, the timely preparation and filing of such Tax Returns.

(g) Treatment for United States Income Tax Purposes. Subject to Section 5.17(i), each of Buyer and Seller shall treat the purchase and sale of the Acquired

Company Interest as a purchase and sale of the assets of the Acquired Company for United States federal Income Tax purposes and, to the greatest extent permitted by Law, for state and local Income Tax purposes, and will take no position inconsistent with such treatment on any Income Tax Return or in any proceeding before the Internal Revenue Service or any state and local taxing authority.

(h) Characterization of Indemnification Payment. For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Section 5.17 or ARTICLE VIII as an adjustment to the Purchase Price.

(i) Section 338(h)(10) Election. Each of Buyer and Seller agrees to file (or cause to be filed) a joint election under Section 338(h)(10) of the Code (and any similar provision of state, local or non-United States law) to treat the acquisition of Hess Retail Services, Inc., Merit Oil of Delaware, Inc. and Merit Oil of Connecticut, Inc. as a purchase and sale of assets for United States federal Income Tax purposes and, to the greatest extent permitted by Law, for state, local and non-United States Income Tax purposes. Buyer and Seller shall cooperate with respect to any such election and any Tax forms or Tax Returns required to be filed in connection therewith (including any amendments or revisions of any such Tax forms or Tax Returns).

(j) Exclusivity. Except as otherwise provided in this Section 5.17, all issues relating to Tax matters shall be governed solely by the provisions of this Section 5.17, except that the provisions of Section 8.1(a) (in respect of the survival of the representations and warranties set forth in Section 3.11) and Section 8.5(c) through Section 8.5(i) (inclusive) shall apply as if such sections were set forth herein.

Section 5.18 Officers’, Directors’ and Managers’ Indemnification. From and after the Closing Date, Buyer shall not, and shall cause the Acquired Entities not to, except (and then only) to the extent otherwise required by then applicable Law, modify the provisions in the Acquired Entities’ (or any successor’s) Organizational Documents in existence on the date hereof so as to reduce, limit or otherwise adversely affect the rights with respect to (i) the elimination of liability of past and present directors, officers, members or managers, (ii) indemnification of past and present officers, managers, directors and employees of the Acquired Entities (in all of their capacities), as such provisions apply to any officers, managers, directors and employees of the Acquired Entities prior to the Closing (the “Covered Parties”) and (iii) advancement of expenses to any Covered Parties contained in the Organizational Documents of the Acquired Entities. The obligations of Buyer under this Section 5.18 shall not be terminated or modified in such a manner as to adversely affect any Covered Party without the consent of such affected Covered Party (it being expressly agreed that the Covered Parties shall be third party beneficiaries of this Section 5.18). In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth in this Section 5.18, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Any determination required to be made with respect to whether a Covered Party’s conduct complies with the applicable standard of conduct which governs the availability of such indemnification shall be made by independent legal counsel selected by the Covered Party and reasonably acceptable to Buyer.

Section 5.19 Notification of Certain Events. Each of Seller and Buyer agrees to promptly notify the other of any fact, event or circumstance that becomes known to it from and after the execution and delivery of this Agreement that could reasonably be expected, either individually or when taken together with any or all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth in Section 6.2 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 5.19 shall not be considered in determining whether the conditions set forth in Section 6.3(b) have been satisfied.

Section 5.20 Litigation Cooperation.

(a) Following the Closing Date, except as the parties may otherwise agree pursuant to Section 8.4, (i) Buyer shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending Actions relating to or arising in connection with the Business, other than a Seller Controlled Action, any Acquired Assets or any Assumed Liabilities (each, a “Buyer Controlled Action”), including Actions with respect to the matters set forth on Section 3.9 of the Seller Disclosure Schedule, and may settle or compromise, or consent to the entry of any judgment with respect to any such Buyer Controlled Action without the consent of Seller (as long as such settlement, compromise or judgment (A) does not impose any liability or obligation on Seller or any of its Affiliates, (B) involve an admission of wrongdoing by Seller or any of its Affiliates or (C) would not reasonably be expected to have a material adverse impact on the reputation of, or implicate the goodwill of, Seller or any of its Affiliates, in which case the prior written consent of Seller will be required (such consent not to be unreasonably withheld, conditioned or delayed)), and (ii) Seller shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending Actions relating to or arising in connection with the any Excluded Business, Excluded Assets or Retained Liabilities (each, a “Seller Controlled Action”), and may settle or compromise, or consent to the entry of any judgment with respect to any such Seller Controlled Action without the consent of Buyer (as long as such settlement, compromise or judgment (A) does not impose any liability or obligation on Buyer or any of its Affiliates, (B) involve an admission of wrongdoing by Buyer or any of its Affiliates or (C) would not reasonably be expected to have a material adverse impact on the reputation of, or implicate the goodwill of, Buyer or any of its Affiliates, in which case the prior written consent of Buyer will be required (such consent not to be unreasonably withheld, conditioned or delayed)). As soon as practicable following the Closing, Buyer shall, and shall cause the Acquired Entities to, use reasonable best efforts to have Seller and any Seller Indemnified Parties removed as parties to any Buyer Controlled Action in which they are named parties as soon as is reasonably practicable, and Seller shall, and shall cause the Retained Subsidiaries to, use reasonable best efforts to have any Acquired Entity removed as a party to any Seller Controlled Action in which they are named parties as soon as is reasonably practicable.

(b) From and after the Closing Date, Seller and Buyer shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to make available to each other, upon written request, their respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the Buyer Controlled Actions or Seller Controlled Actions or the conduct of the Business or the Excluded Businesses. Each of Seller and Buyer agrees to retain, and provide the other party with reasonable access to (including the right to make copies) to, all books and records in their respective possession relating to any Buyer Controlled Action or any Seller Controlled Action until such Action is fully and finally resolved. Notwithstanding anything else to the contrary contained in this Agreement, the provisions of this Section 5.20 shall not apply to Actions brought between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Acquired Entities), on the other hand.

(c) Seller and Buyer agree to be bound, as of the Closing, by the covenants and agreements set forth on Section 5.20(c) of the Seller Disclosure Schedule.

Section 5.21 Release of Seller Guarantees.

(a) Prior to the Closing, Seller and Buyer shall cooperate and shall use their respective reasonable best efforts to, terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any Retained Subsidiary (collectively, the “Seller Guarantors”) in respect of all obligations of Seller Guarantors under, or replace or cause to be replaced, effective as of the Closing Date, any Seller Guaranties (solely for purpose of this Section 5.21, any reference to “Seller Guaranties” shall also include the guarantees provided by Seller and the letters of credit issued under Seller’s credit facilities referred to in Section 3.22 of the Seller Disclosure Schedule). Neither Seller nor any Affiliate of Seller shall be required to make any payment or incur any out of pocket cost to obtain the foregoing terminations, substitutions or replacements of any Seller Guaranties, and Buyer and its Affiliates shall bear all such costs.

(b) In the event the actions provided for in Section 5.21(a) above are not completed by the Closing Date, (i) Buyer shall indemnify and hold harmless Seller Guarantors from and against all continuing obligations and liabilities under any such Seller Guaranties (including any such Seller Guaranties in respect of any Acquired Assets that are assigned, transferred or conveyed after the Closing pursuant to Section 5.6), and (ii) from and after the Closing, Seller and Buyer shall continue to cooperate and use their respective reasonable best efforts to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller Guarantors in respect of all obligations of Seller Guarantors under, or replace or cause to be replaced, any such Seller Guaranties, and Buyer shall not and shall not permit the Business, the Acquired Entities or its Affiliates to (A) renew or extend the term of or (B) amend any contract to increase the obligations under, or transfer to another third party, any Contract or other obligation for which any Seller Guarantor is or would reasonably be expected to be liable under such Seller Guaranty. To the extent that any Seller Guarantor continues to have any performance obligations under any such Seller Guaranty (including any such Guaranty in respect of any Acquired Assets that are assigned, transferred or conveyed after the Closing pursuant to Section 5.6) on or after the Closing Date, Buyer shall use reasonable best efforts to (x) perform, or cause its Affiliates to perform, such obligations on behalf of such Seller Guarantor or (y) otherwise take such action as reasonably requested by Seller so as to put such Seller Guarantor in the same position as if Buyer or one of its Affiliates, and not such Seller Guarantor, had performed or were performing such obligations.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to Obligations of Each Party. The obligations of each of Seller and Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by both parties:

(a) All waiting periods applicable under the HSR Act shall have expired or been terminated; and

(b) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, there shall be no order or injunction (in each case, whether temporary, preliminary or permanent) of any Governmental Entity of competent jurisdiction in effect prohibiting or otherwise preventing the consummation of the transactions contemplated hereby.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a) (i) The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3, Section 3.6(a) and Section 3.20 of this Agreement (the “Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct in all material respects only as of such specified date), and (ii) the representations and warranties of Seller contained in ARTICLE III of this Agreement (other than the Fundamental Representations), without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for such failures to be true and correct as would not in the aggregate have a Material Adverse Effect;

(b) Seller shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date, to the effect of the foregoing Section 6.2(a) and Section 6.2(b);

(d) No Material Adverse Effect shall have occurred since the date of this Agreement; and

(e) Seller shall have delivered to Buyer each of the documents and instruments specified in Section 2.3(b) (excluding Section 2.3(b)(vii)).

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Seller:

(a) The representations and warranties of Buyer contained in this Agreement, without giving effect to any materiality qualifications therein, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, such representations and warranties shall be true and correct in all material respects as of such specified date);

(b) Buyer shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date to the effect of the foregoing Section 6.3(a) and Section 6.3(b); and

(d) Buyer shall have delivered to Seller each of the documents and instruments specified in Section 2.3(c) (excluding Section 2.3(c)(v)).

Section 6.4 Frustration of Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in ARTICLE VI to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by the written notice of either party to the other party if the Closing shall not have occurred on or before December 31, 2014 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party if the failure of such party to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) either Seller or Buyer, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable, unless in the case of Buyer the failure to consummate the Closing because of such action by a Governmental Entity shall be due to the failure of Buyer to have fulfilled any of its obligations under this Agreement;

(d) by Buyer upon written notice to Seller, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller which has rendered the satisfaction of any conditions set forth in Section 6.2 incapable of fulfillment, such violation or breach has not been waived by

Buyer, and the breach is not capable of being cured prior to the Outside Date or is not cured by the earlier of (i) 90 days following Buyer’s written notice to Seller of such breach and (ii) the Outside Date; provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(e) by Seller upon written notice to Buyer, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Buyer which has rendered the satisfaction of any conditions set forth in Section 6.3 incapable of fulfillment, such violation or breach has not been waived by Seller, and the breach is not capable of being cured prior to the Outside Date or is not cured by the earlier of (i) 90 days following Seller’s written notice to Buyer of such breach and (ii) the Outside Date; provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Seller if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any party hereto or their respective directors, officers, employees, owners, Representatives or Affiliates, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 5.4, this Section 7.2 and Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.6, Section 9.7, Section 9.8, Section 9.9, Section 9.11, and Section 9.19 shall survive the termination of this Agreement; provided, however, that if such termination shall result from (i) the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or (ii) Buyer’s failure to pay any portion of the Initial Purchase Price upon the satisfaction or waiver of the conditions to Closing set forth in Section 6.1 and Section 6.3, Seller or Buyer, as the case may be, shall be fully liable for any and all Losses of the other parties as a result of such breach, failure or termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) (i) Except for the Fundamental Representations, the representations and warranties of Seller and Buyer in ARTICLE III and ARTICLE IV of this Agreement shall each survive the Closing for a period of 12 months beginning on the Closing Date and (ii) the Fundamental Representations shall each survive the Closing for a period of 36 months beginning on the Closing Date; provided, however, that the representations and warranties made by Seller in Section 3.11 shall not survive Closing. For purposes of each party’s indemnification obligations under this ARTICLE VIII, such representations and warranties shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the party against whom indemnification is sought within such applicable survival period. Any claim for indemnification for which notice has been given within the applicable survival period may be resolved to conclusion notwithstanding the subsequent expiration of such survival period.

(b) All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All covenants and agreements contained herein that are to be performed prior to or as of Closing shall not survive the Closing, and claims for indemnification in respect of any breach thereof shall terminate if not made on or before the twelve month anniversary of the Closing Date.

Section 8.2 Obligations of Seller. If the Closing occurs, subject to the terms of this ARTICLE VIII and Section 8.1, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates and their officers and directors (collectively, “Buyer Indemnified Parties”) from and against, without duplication, direct and indirect damages, liabilities, claims, reasonable costs and expenses, penalties, judgments and settlements (collectively, “Losses”) incurred by any Buyer Indemnified Party resulting from or arising out of: (i) any breach or inaccuracy of a representation or warranty made by Seller in ARTICLE III (other than Section 3.11); (ii) any breach of, or default in the performance of, any covenant or agreement of Seller in this Agreement; and (iii) any Retained Liabilities (other than any Retained Liabilities that are Tax Liabilities, which shall be governed exclusively by Section 5.17); provided that, so long as Seller complies with its obligations under Section 5.6, no breach of this Agreement shall be deemed to have occurred relating to the title to, or the transfer or delivery of, any Acquired Asset or Assumed Liability prior to the 30 month anniversary of the Closing Date.

Section 8.3 Obligations of Buyer. If the Closing occurs, subject to the terms of this ARTICLE VIII and Section 8.1, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers and directors (collectively, the “Seller Indemnified Parties”) from and against direct or indirect Losses incurred by any Seller Indemnified Party resulting from or arising out of: (i) any breach or any inaccuracy of a representation or warrant made by Buyer in ARTICLE IV; (ii) any breach of, or default in the performance of, any covenant or agreement of Buyer in this Agreement; (iii) any Assumed Liabilities (other than any Assumed Liabilities that are Tax Liabilities, which shall be governed exclusively by Section 5.17); (iv) the conduct of the Business following the Closing; and (v) any use by Buyer or any of its Affiliates of the Excluded Marks that is in breach of this Agreement.

Section 8.4 Indemnification Procedures.

(a) If any of the Persons to be indemnified under this ARTICLE VIII (an “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (such party from whom indemnification is sought, the “Indemnifying Party”) promptly in writing describing the event giving rise to such Loss, the basis upon which indemnification is being sought, the amount or estimated amount of the Loss (if known or reasonably capable of estimation), and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.

(b) In the event that any claim is brought by a third party for which an Indemnifying Party may be liable to an Indemnified Party hereunder or any Action is commenced by a third party involving such claim (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless the Indemnifying Party is prejudiced by such delay. Any such Claim Notice shall describe the event giving rise to such Third Party Claim, the basis upon which indemnification is being sought, the amount or estimated amount of Loss arising or expected to arise from such claim (if known or reasonably capable of estimation), and the method of computation of such Loss or expected Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred or is expected to occur. The Indemnifying Party shall have 60 days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, by counsel of its own choosing, to defend against such Third Party Claim. If the Indemnifying Party undertakes to defend against such Third Party Claim (which undertaking shall not constitute an admission or agreement that the Indemnifying Party is obligated to indemnify the Indemnified Party hereunder): (i) the Indemnifying Party shall use its reasonable best efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim; and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement which (x) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or (y) imposes an injunction or other equitable relief upon the Indemnified Party. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Third Party Claim which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel reasonably acceptable to Indemnifying Party at the expense of Indemnifying Party if in the reasonable opinion of both counsel to the Indemnified Party and counsel to the Indemnifying Party (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any single Third Party Claim or a series of related Third Party Claims.

(c) If the Indemnifying Party does not undertake within the Notice Period to assume the defense of any such Third Party Claim, the Indemnifying Party shall nevertheless have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense of such Third Party Claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement, compromise, discharge or any proceeding that is entered into without its prior written consent. The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other Representatives, all information and documents (at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Party)) that (i) are available to such party and (ii) reasonably related to any indemnification claim brought under this ARTICLE VIII. The Indemnified Party and the Indemnifying Party and their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

Section 8.5 Limitations on Liability.

(a) Notwithstanding the foregoing:

(i) solely with respect to any breach or inaccuracy of a representation or warranty made by Seller in ARTICLE III (other than the Fundamental Representations), (x) Seller shall not be obligated to indemnify Buyer Indemnified Parties pursuant to Section 8.2(i) unless and until the amount of all Losses incurred by Buyer exceeds 5% of the Base Price in the aggregate, in which event the Buyer Indemnified Parties may recover Losses incurred in excess of such amount from the first dollar above such amount, and (y) Seller’s maximum liability for Losses under Section 8.2(i) shall be 15% of the Base Price;

(ii) solely with respect to any breach or inaccuracy of a representation or warranty made by Seller in Section 3.6(a), Seller shall not be obligated to indemnify Buyer Indemnified Parties pursuant to Section 8.2(i) unless and until the amount of all Losses incurred by Buyer in respect of such breaches exceeds $5,000,000 in the aggregate, in which event the Buyer Indemnified Parties may recover Losses incurred from the first dollar of such Losses; and

(iii) in no event shall Seller’s aggregate liability for Losses under Section 8.2(i) in respect of breaches or inaccuracies of Fundamental Representations exceed the Final Purchase Price.

(b) Solely for the purposes of determining whether any breach or inaccuracy of a representation or warranty by a party has occurred or the amount of Losses resulting from or arising out of any breach or inaccuracy of any representations or warranties of either party in connection with the assertion of an indemnification claim under this Article VIII, such determination shall be made without regard to any qualifier as to “material,” “materiality” or “Material Adverse Effect” as expressly contained in such representations and warranties (other than the representations and warranties set forth in Section 3.12).

(c) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement and shall be computed net of: (i) payments recovered by the Indemnified Party under any insurance policy with respect to such Losses (net of any increase in premium resulting from the coverage for such Loss); (ii) any prior or subsequent recovery actually received by the Indemnified Party from any Person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any third party); and (iii) any Tax benefit realized by the Indemnified Party with respect to such Losses.

(d) In respect of any Loss for which indemnification may be sought pursuant to ARTICLE VIII, the Indemnified Party shall (and shall cause its Affiliates to) (i) use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, and (ii) use commercially reasonable efforts to pursue all legal rights and remedies available (including insurance recoveries and third party indemnification) in order to minimize the Losses to which it may be entitled to indemnification under this Agreement. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with its obligations under this Section 8.5(d).

(e) To the extent that Seller makes any payment pursuant to this ARTICLE VIII in respect of Losses for which Buyer or any of its Affiliates have a right to recover against a third party (including an insurance company), Seller shall be subrogated to the right of Buyer or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if Seller shall be prohibited from such subrogation, Buyer or its Affiliates, as applicable, shall seek recovery from such third party on Seller’s behalf and pay any such recovery to Seller.

(f) The parties agree that except for (A) the indemnities provided for in Section 5.15, Section 5.17 and Section 5.21 (B) any remedy for Losses that Indemnified Parties may have to the extent arising out of fraud, (C) any claims seeking an injunction, specific performance or other equitable relief, from and after the Closing and (D) any remedy for Losses that are provided pursuant to any Ancillary Agreement the remedies provided in this ARTICLE VIII shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to this Agreement and the transactions contemplated hereby and each Indemnified Party expressly waives and relinquishes, on behalf of itself, its successors and any assigns, any and all rights, claims or remedies such Person may have other than under this ARTICLE VIII against any Indemnifying Party or any Affiliate thereof (and any of their respective Representatives), any statutory, equitable, or common law rights or remedies relating to any environmental matters. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.

(g) Seller shall have no obligation to indemnify, defend and save Buyer or any of its Affiliates from Losses for environmental contamination matters where the environmental contamination giving rise to such Losses is discovered as a result of Buyer or any of its Affiliates conducting or arranging to conduct sampling and analysis of soil, sediment, surface water or groundwater monitoring wells, or the removal of UST, in each case at any Business Real Property after the Closing Date, and outside the Ordinary Course of Business.

(h) The amount of any Losses to which an Indemnified Party is entitled to be indemnified with respect to any claim shall be calculated net of any adjustment to the Initial Purchase Price made pursuant to Section 2.4 hereof and for any accruals, reserves or provisions therefor reflected in the Final Closing Adjustment or the Financial Statements, without limiting the foregoing, an Indemnifying Party shall have no obligation to indemnify any Indemnified Party with respect to any breach or inaccuracy in any of the representations, warranties, covenants or agreements of an Indemnifying Party under this Agreement to the extent the Initial Purchase Price has been adjusted in respect of the subject matter thereof.

(i) Notwithstanding anything to the contrary in ARTICLE VIII, “Losses” shall not include liability for (i) punitive damages of any kind or nature, regardless of the form of action through which damages are sought or (ii) consequential damages or lost profits (including, loss of profit or revenue, any multiple of reduced cash flow or any adjustments based on price to earnings or similar ratios), interference with operations, or loss of customers, tenants, lenders, investors or buyers or diminution in the value of property, unless, in each case of subsections (i) and (ii) above, actually awarded by a Governmental Entity in a Third Party Claim.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Reliance.

(a) Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the business, operations, technology, assets, prospects, financial condition, liabilities, results of operations and projected operations of the Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, has relied solely on the results of its own independent investigation and the representations and warranties set forth in ARTICLE III or any Ancillary Agreement. Buyer acknowledges that Seller and the Acquired Entities have provided Buyer with access to the personnel, properties, premises and books and records of the Business. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer acknowledges that none of Seller, the Acquired Entities or their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) regarding Seller, the Acquired Entities or their respective Affiliates, the Business or other matters that is not expressly and specifically included in this Agreement (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above). Without limiting the generality of the foregoing, except as expressly and specifically covered by a representation and warranty set forth in ARTICLE III or any Ancillary Agreement, none of Seller, the Acquired Entities or their respective Affiliates nor any other Person has made a representation or warranty to Buyer regarding the accuracy or completeness of, or otherwise with respect to, (i) any projections, forecasts, plans, estimates or budgets for the Business or (ii) any material, documents or information relating to the Seller or the Acquired Entities made available to Buyer or its Representatives in any “data room”, offering memorandum, information memorandum or otherwise. Buyer agrees, to the fullest extent permitted by Law, that Seller and its Affiliates and their respective Representatives shall not have any liability or responsibility whatsoever to Buyer or its Subsidiaries or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Buyer or its Subsidiaries or any of their respective Representatives, including in respect of the specific representations and warranties of the Seller set forth in ARTICLE III of this Agreement or any Ancillary Agreement, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

(b) Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, Buyer acknowledges and agrees that Seller makes no representation or warranty with respect to, and nothing contained in this Agreement (including ARTICLE III hereof), in the Ancillary Agreements or in any other agreement, document or instrument to be delivered in connection herewith or therewith is intended or shall be construed to be a representation or warranty (express or implied) of the Seller, for any purpose of this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of: (i) the adequacy or sufficiency of any reserves of the Business or of the Acquired Entities; (ii) whether or not the reserves specified in clause (i) above were determined in accordance with any actuarial, statutory or other standard, or concerning the effect of the adequacy or sufficiency of reserves on any “line item” or asset, liability or equity amount, or the effect of any “line item” or asset, liability or equity amount on the adequacy or sufficiency of reserves; and (iii) any financial reports, statements and data delivered or made available to Buyer between the date hereof and the Closing Date.

Section 9.2 Choice of Law. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 9.3 Dispute Resolution. Except as otherwise provided in Section 2.4, Section 5.17 and Section 9.12, from and after the Closing, any claim, dispute, controversy or causes of action arising out of, relating to or in connection with this Agreement or any Ancillary Agreement (including any schedule or exhibit hereto and thereto), or the breach, termination or validity hereof or thereof, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise (a “Dispute”) shall be resolved as set forth in this Section 9.3:

(a) The parties shall first attempt to settle such Dispute in the first instance by mutual discussions between representatives of senior management of each party. Within five Business Days of the receipt by a party or parties of a notice from another party or parties of the existence of a Dispute (the “Dispute Notice”), the receiving party or parties shall submit a written response to the other party or parties (the “Response”). Both the Dispute Notice and the Response shall include: (i) a statement of each disputing party’s position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that party in attempting to resolve the Dispute pursuant to this Section 9.3(a). Within five Business Days of receipt of the Response, the designated executives shall meet or communicate by telephone and attempt to resolve the Dispute. Subject to any disclosure requirements of applicable Law, all negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such negotiations shall be admissible for any purpose in any subsequent proceedings. If any Dispute is not resolved within 20 days of receipt of the Dispute Notice (or within such longer period as to which the parties have agreed in writing), then either party may pursue the remedy provided for in Section 9.3(b).

(b) Any Dispute not timely resolved in accordance with Section 9.3(a) may be submitted by any party to the federal or state courts located in New York, New York (the “New York Courts”). By executing and delivering this Agreement, each of the parties hereto irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the New York Courts for any Action arising from any Dispute, including for any Action for a preliminary injunction to maintain the status quo or prevent irreparable harm during the negotiations pursuant to Section 9.3(a); (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 9.3(b) and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the New York Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.3(b) in any court other than the New York Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a New York Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the New York Courts for the enforcement or execution of any such judgment.

(c) Notwithstanding anything to the contrary in this Section 9.3, for the avoidance of doubt the parties agree that this Section 9.3 shall not impact or interfere with the provisions of Section 8.4 hereof (it being understood that any Dispute with respect to an Indemnified Party’s entitlement to indemnification under ARTICLE VIII shall be subject to the provisions of this Section 9.3) or the ability of a party to obtain specific performance as contemplated by Section 9.12.

Section 9.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by facsimile or via electronic mail (with a notice contemporaneously given by another method specified in this Section 9.4), when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

If to Buyer, to:

Speedway LLC

500 Speedway Drive

Enon, Ohio 42323

Facsimile: (937) 863-6712

Attention: President

Email: arkenney@speedway.com

with copies (which shall not constitute notice) to:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840

Facsimile: (419) 421-3124

Attention: General Counsel

E-mail: jmwilder@marathonpetroleum.com

If to Seller, to:

Hess Corporation 1185 Avenue of the Americas New York, New York 10036
Facsimile:	(212) 536-8241
Attention:	Tim Goodell SVP & General Counsel
E-mail:	tgoodell@hess.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Facsimile:	(212) 446-4900
Attention:	Jeffrey Symons Mark Director

E-mail:	jeffrey.symons@kirkland.com mark.director@kirkland.com

Section 9.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, for the sake of clarity, subject to Section 5.4(a) it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms.

Section 9.8 Interpretation.

(a) When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d) References to “dollars” or “$” are to U.S. dollars.

(e) The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f) This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

(g) Any language from prior drafts of this Agreement, to the extent not included in the definitive version of this Agreement executed by the parties hereto, shall not be deemed to reflect the intention of any party hereto, or otherwise serve as parol evidence of any kind, with respect to the transactions contemplated hereby.

Section 9.9 Disclosure. Any matter disclosed in any Section of the Seller Disclosure Schedule shall be considered disclosed with respect to each other Section of the Seller Disclosure Schedule to the extent the relevance thereto is reasonably apparent on its face. The inclusion of information in any Section of the Seller Disclosure Schedule shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.

Section 9.10 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.11 Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and, except for Section 5.18, nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto, and no officer, director, owner, employee or Affiliate of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 9.12 Specific Performance.

(a) The parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached prior to the Closing. Accordingly, it is agreed that, except where this Agreement is properly terminated in accordance with ARTICLE VII, (i) each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party prior to the Closing and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith, and (ii) damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

(b) The parties further agree that (A) by seeking the remedies provided for in this Section 9.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.12 are not available or otherwise are not granted, and (B) nothing contained in this Section 9.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.12 before exercising any termination right under Section 7.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 9.12 or anything contained in this Section 9.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Each of the parties hereto irrevocably (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the New York Courts for any Action brought for any remedy contemplated by this Section 9.12; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the New York Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action for any remedy contemplated by this Section 9.12 in any court other than the New York Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a New York Court may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the New York Courts for the enforcement or execution of any such judgment.

(d) To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith in accordance with this Section 9.12, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such Action.

Section 9.13 WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS.

Section 9.14 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

Section 9.15 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 9.16 No Right of Setoff. No party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any Ancillary Agreement against any amounts owed hereunder or pursuant to any Ancillary Agreement by such Persons to the other party hereto or any of such other party’s Affiliates.

Section 9.17 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 9.18 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege. Buyer waives and will not assert, and agrees to cause the Acquired Entities to waive and to not assert, any conflict of interest arising out of or relating to any representation, after the Closing, of Seller, any Seller, any Acquired Entity or any Affiliate of Seller or any Seller, or any of their respective officers, employees, directors or managers in any matter involving this Agreement, any Ancillary Agreement or any other agreements or transactions contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding), by any legal counsel that has represented any such party prior the Closing. Buyer waives and will not assert, and agrees to cause the Acquired Entities and each of their other Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication that relates to negotiation of the Agreement, or any Ancillary Agreement, disputes arising from the Agreement or any Ancillary Agreement, Retained Liabilities or Excluded Assets, the content or preparation of the Disclosure Schedules or the consummation of the transactions contemplated hereby and thereby if that communication occurred on or prior to the Closing between any legal counsel and Seller, any Seller, the Acquired Entities or any Affiliate of Seller or any Seller, or any of their respective officers, employees, directors and managers, it being the intention of the parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller, its Affiliates, and their respective officers, employees, directors or managers.

Section 9.19 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Buyer and Seller and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed the day and year first above written.

HESS CORPORATION

By:	/s/ Timothy B. Goodell
Name:	Timothy B. Goodell
Title:	Senior Vice President and General Counsel

SPEEDWAY LLC

By:	/s/ A. R.Kenney
Name:	A. R. Kenney
Title:	President